Exhibit 99.2

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Board of Directors and Shareholders

Sterling Financial Corporation

We have audited the accompanying consolidated balance sheets of Sterling Financial Corporation and subsidiaries (the Company) as of December 31, 2013 and 2012, and the related consolidated statements of income, comprehensive income, shareholders’ equity, and cash flows for each of the years in the three-year period ended December 31, 2013. These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Sterling Financial Corporation and subsidiaries as of December 31, 2013 and 2012, and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 2013, in conformity with U.S. generally accepted accounting principles.

We also have audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), Sterling Financial Corporation and subsidiaries’ internal control over financial reporting as of December 31, 2013, based on criteria established in Internal Control - Integrated Framework (1992) issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO), and our report dated February 26, 2014 expressed an unqualified opinion on the effectiveness of the Company’s internal control over financial reporting.

/s/ KPMG LLP

Seattle, Washington
February 26, 2014

STERLING FINANCIAL CORPORATION

CONSOLIDATED BALANCE SHEETS

(in thousands, except shares)

	December 31, 2013	December 31, 2012
ASSETS:
Cash and cash equivalents:
Interest bearing	$428,746	$173,962
Noninterest bearing	109,942	125,916
Total cash and cash equivalents	538,688	299,878
Restricted cash	6,747	31,672
Investments and mortgage-backed securities (“MBS”):
Available for sale	1,429,812	1,513,157
Held to maturity	165	206
Loans held for sale, at fair value	138,952	465,983
Loans receivable, net ($26,462 and $23,177 at fair value)	7,331,228	6,101,749
Accrued interest receivable	28,493	28,019
Other real estate owned, net (“OREO”)	8,047	25,042
Properties and equipment, net	101,610	93,850
Bank-owned life insurance (“BOLI”)	191,553	179,828
Goodwill	52,018	22,577
Other intangible assets, net	15,561	19,072
Mortgage servicing rights, net	60,100	32,420
Deferred tax asset, net	284,059	292,082
Other assets, net	132,216	131,375
Total assets	$10,319,249	$9,236,910
LIABILITIES:
Deposits:
Noninterest bearing	$1,881,360	$1,702,740
Interest bearing	5,193,630	4,733,377
Total deposits	7,074,990	6,436,117
Advances from Federal Home Loan Bank (“FHLB”)	1,146,103	605,330
Securities sold under repurchase agreements	531,679	586,867
Junior subordinated debentures	245,299	245,294
Accrued interest payable	4,284	4,229
Accrued expenses and other liabilities	100,947	141,150
Total liabilities	9,103,302	8,018,987
SHAREHOLDERS’ EQUITY:
Preferred stock, 10,000,000 shares authorized; no shares outstanding	0	0
Common stock, 151,515,151 shares authorized; 62,363,741 and 62,207,529 shares outstanding, respectively	1,972,457	1,968,025
Accumulated other comprehensive income	19,857	60,712
Accumulated deficit	(776,367)	(810,814)
Total shareholders’ equity	1,215,947	1,217,923
Total liabilities and shareholders’ equity	$10,319,249	$9,236,910

See notes to consolidated financial statements.

STERLING FINANCIAL CORPORATION

CONSOLIDATED STATEMENTS OF INCOME

(in thousands, except share amounts)

	Years Ended December 31,
	2013	2012	2011
Interest income:
Loans	$338,910	$331,514	$322,435
MBS	31,015	47,442	71,216
Investments and cash equivalents	9,096	10,244	10,641
Total interest income	379,021	389,200	404,292
Interest expense:
Deposits	23,863	37,697	59,634
Short-term borrowings	1,275	7,364	1,882
Long-term borrowings	29,649	39,461	47,581
Total interest expense	54,787	84,522	109,097
Net interest income	324,234	304,678	295,195
Provision for credit losses	0	10,000	30,000
Net interest income after provision for credit losses	324,234	294,678	265,195
Noninterest income:
Fees and service charges	60,917	55,773	50,073
Mortgage banking operations	59,956	97,292	49,163
BOLI	6,235	8,625	6,448
Gains on sales of securities	0	23,835	16,236
Other-than-temporary impairment credit losses on securities (1)	0	(6,819)	0
Charge on prepayment of debt	0	(35,342)	0
Gains on other loan sales	3,998	4,372	4,442
Other	9,480	6,517	(34)
Total noninterest income	140,586	154,253	126,328
Noninterest expense	333,312	355,253	352,390
Income before income taxes	131,508	93,678	39,133
Income tax (provision) benefit:
Current	27	163	275
Deferred	(37,894)	291,880	(275)
Total income tax (provision) benefit	(37,867)	292,043	0
Net income	$93,641	$385,721	$39,133
Earnings per share - basic	$1.50	$6.21	$0.63
Earnings per share - diluted	$1.48	$6.14	$0.63
Dividends declared per share	$0.95	$0.80	$0.00
Weighted average shares outstanding - basic	62,290,361	62,122,862	61,955,659
Weighted average shares outstanding - diluted	63,371,763	62,772,079	62,231,208

(1) The other-than-temporary impairment recognized in earnings during 2012 did not have a portion recognized in accumulated other comprehensive income.

See notes to consolidated financial statements.

STERLING FINANCIAL CORPORATION

CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME

(in thousands)

	Years Ended December 31,
	2013	2012	2011
Net income	$93,641	$385,721	$39,133
Other comprehensive income (loss):
Change in unrealized gains (losses) on investments and MBS available for sale	(64,849)	16,119	86,140
Realized net gains reclassified from other comprehensive income	0	(17,016)	(18,462)
Less deferred income tax benefit (provision)	23,994	494	(2,384)
Net other comprehensive income (loss)	(40,855)	(403)	65,294
Comprehensive income	$52,786	$385,318	$104,427

See notes to consolidated financial statements.

STERLING FINANCIAL CORPORATION

CONSOLIDATED STATEMENTS OF SHAREHOLDERS’ EQUITY

(in thousands, except share amounts)

			Accumulated
			Other	Retained	Total
	Common Stock		Comprehensive	Earnings	Shareholders’
	Shares	Amount	Income (Loss)	(Deficit)	Equity
Balance, January 1, 2011	61,926,187	$1,960,871	$(4,179)	$(1,185,925)	$770,767
Change in unrealized gain or loss on investments and MBS available for sale	0	0	65,294	0	65,294
Equity based compensation and related tax amounts	131,458	3,363	0	0	3,363
Net income	0	0	0	39,133	39,133
Balance, December 31, 2011	62,057,645	1,964,234	61,115	(1,146,792)	878,557
Change in unrealized gain or loss on investments and MBS available for sale	0	0	(403)	0	(403)
Equity based compensation and related tax amounts	110,958	3,130	0	0	3,130
Employee stock purchase plan	38,926	661	0	0	661
Cash dividends paid to common shareholders	0	0	0	(49,743)	(49,743)
Net income	0	0	0	385,721	385,721
Balance, December 31, 2012	62,207,529	1,968,025	60,712	(810,814)	1,217,923
Change in unrealized gain or loss on investments and MBS available for sale	0	0	(40,855)	0	(40,855)
Equity based compensation and related tax amounts	120,024	3,564	0	0	3,564
Employee stock purchase plan	36,188	868	0	0	868
Cash dividends paid to common shareholders	0	0	0	(59,194)	(59,194)
Net income	0	0	0	93,641	93,641
Balance, December 31, 2013	62,363,741	$1,972,457	$19,857	$(776,367)	$1,215,947

See notes to consolidated financial statements.

STERLING FINANCIAL CORPORATION

CONSOLIDATED STATEMENTS OF CASH FLOWS

(in thousands)

	Years Ended December 31,
	2013	2012	2011
Cash flows from operating activities:
Net income	$93,641	$385,721	$39,133
Adjustments to reconcile net income to net cash provided by (used in) operating activities:
Provision for credit losses	0	10,000	30,000
Net gain on sales of loans	(51,253)	(98,223)	(61,097)
Net gain on sales of investments and MBS	0	(23,835)	(16,236)
Net (gain) loss on mortgage servicing rights	(6,948)	216	6,179
Other-than-temporary impairment credit losses on securities	0	6,819	0
Stock based compensation	3,564	3,130	3,363
Loss on OREO	2,418	247	16,628
Deferred income tax provision (benefit)	37,894	(291,880)	275
Charge on prepayment of debt	0	35,342	0
Increase in cash surrender value of BOLI	(5,931)	(8,401)	(6,213)
Depreciation and amortization	43,184	45,843	42,651
Bargain purchase gain	(7,544)	0	0
Change in:
Accrued interest receivable	1,106	8,337	1,261
Prepaid expenses and other assets	(16,676)	(24,098)	(1,342)
Accrued interest payable	11	(18,479)	5,316
Accrued expenses and other liabilities	(50,475)	29,548	(9,003)
Proceeds from sales of loans originated for sale	2,745,176	2,728,418	2,076,393
Loans originated for sale	(2,375,378)	(2,915,204)	(2,043,236)
Net cash provided by (used in) operating activities	412,789	(126,499)	84,072
Cash flows from investing activities:
Change in restricted cash	24,925	(11,043)	(4,948)
Net change in loans	(852,445)	(500,452)	(285,736)
Proceeds from sales of loans	143,151	139,356	91,456
Purchase of investment securities	0	(3,734)	(10,357)
Proceeds from maturities of investment securities	4,085	20,588	2,012
Proceeds from sale of investment securities	18,219	199,966	30,987
Purchase of MBS	(322,965)	(287,849)	(760,519)
Principal payments received on MBS	328,142	613,809	533,851
Proceeds from sales of MBS	48,886	679,208	555,353
Proceeds from BOLI death benefits	0	3,714	1,187
Changes in office properties and equipment, net	(19,365)	(9,853)	(15,881)
Improvements and other changes to OREO	(551)	(1,282)	(5,613)
Proceeds from sales of OREO	39,890	91,402	246,609
Net change in cash and cash equivalents from acquisitions	(150,120)	121,098	0
Net cash (used in) provided by investing activities	$(738,148)	$1,054,928	$378,401

See notes to consolidated financial statements.

STERLING FINANCIAL CORPORATION

CONSOLIDATED STATEMENTS OF CASH FLOWS —cont.

(in thousands)

	Years Ended December 31,
	2013	2012	2011
Cash flows from financing activities:
Net change in deposits	$162,842	$(745,620)	$(425,189)
Advances from FHLB	1,875,000	545,000	0
Repayment of advances from FHLB	(1,360,158)	(345,210)	(1,519)
Net change in short term repurchase agreements	(5,188)	(18,896)	23,251
Payments under structured repurchase agreements	(50,000)	(485,342)	0
Proceeds from stock issuance, net	868	661	0
Cash dividends paid	(59,195)	(49,743)	0
Net cash provided by (used in) financing activities	564,169	(1,099,150)	(403,457)
Net change in cash and cash equivalents	238,810	(170,721)	59,016
Cash and cash equivalents, beginning of period	299,878	470,599	411,583
Cash and cash equivalents, end of period	$538,688	$299,878	$470,599
Supplemental disclosures:
Cash paid during the period for:
Interest	$54,732	$102,868	$103,781
Income taxes, net	599	44	(250)
Noncash financing and investing activities:
Foreclosed real estate acquired in settlement of loans	19,959	33,499	177,881

See notes to consolidated financial statements.

STERLING FINANCIAL CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2013

1. Significant Accounting Policies:

Sterling Financial Corporation, with headquarters in Spokane, Washington, was organized under the laws of Washington State in 1992 as the bank holding company for Sterling Savings Bank, which commenced operations in 1983. References to “Sterling,” “the Company,” “we,” “our,” or “us” in this report are to Sterling Financial Corporation, a Washington corporation, and its consolidated subsidiaries on a combined basis, unless otherwise specified or the context otherwise requires. References to “Sterling Bank” refer to our subsidiary Sterling Savings Bank, a Washington state-chartered commercial bank. Sterling Savings Bank does business as Sterling Bank in Washington, Oregon and Idaho, and as Argent Bank in California, offering retail and commercial banking products and services, mortgage lending and trust and investment products to individuals, small businesses, commercial organizations and corporations. As of December 31, 2013, Sterling had assets of $10.32 billion and operated 173 depository branches in Washington, Oregon, Idaho and California.

Basis of Presentation. The accompanying consolidated financial statements include the accounts of Sterling and its directly and indirectly wholly owned subsidiaries. All significant intercompany accounts and transactions have been eliminated in consolidation.

Estimates. The preparation of financial statements in accordance with accounting principles generally accepted in the United States of America requires the use of estimates and assumptions that affect the reported amounts of assets and liabilities, disclosure of contingent assets and liabilities known to exist as of the date the financial statements are published, and the reported amounts of revenues and expenses during the reporting period. Uncertainties with respect to such estimates and assumptions are inherent in the preparation of Sterling’s consolidated financial statements; accordingly, it is possible that the actual results could differ from these estimates and assumptions, which could have a material effect on the reported amounts of Sterling’s consolidated financial position and results of operations.

Cash and Cash Equivalents. Cash equivalents include investments with a remaining maturity of three months or less at the date of purchase. Cash and cash equivalents are deposited with other banks and financial institutions in amounts that may at times exceed the federal insurance limit. Sterling evaluates the credit quality of these banks and financial institutions to mitigate its credit risk.

Restricted cash consists of noninterest bearing deposits maintained as a reserve at the Federal Reserve Bank, and cash collateral balances with correspondent banks.

Sterling occasionally purchases securities under agreements with other institutions to resell the same or similar securities. The amounts advanced under these agreements represent short-term loans and are reflected as interest bearing cash equivalents in the consolidated balance sheet. The securities underlying the agreements are comprised of mutual fund shares that are primarily invested in U.S. government securities.

Investments and MBS. Sterling classifies debt and equity securities as follows:

•                  Trading Securities. Debt or equity securities are classified as trading securities if acquired principally for the purpose of generating a profit from short-term fluctuations in price. As of December 31, 2013, Sterling did not hold any securities that it deems to be trading securities.

•                  Available for Sale. Debt and equity securities that are not classified as trading securities or held to maturity are classified as available for sale and are carried at fair value.

•                  Held to Maturity. These are investments that Sterling has the intent and ability to hold until maturity.

Premiums and discounts are amortized using the effective yield method over the weighted average life of the underlying security as estimated at time of purchase. Realized gains and losses on sales of investments and MBS are recognized in the statement of operations in the period sold using the specific identification method. FHLB stock is carried at cost, and is included in other assets.

Month end security price valuations are provided by a third party pricing service. These valuations are based on market data using pricing models that vary by asset class and incorporate available current trade, bid and other market information, and for structured securities, cash flow and loan performance data. The pricing processes utilize benchmark curves, benchmarking of similar securities, sector groupings, and matrix pricing. Option adjusted spread models are also used to assess the impact of changes in interest rates and to develop prepayment scenarios. All models and processes used take into account market convention.

Declines in the fair value of securities below their amortized cost that are other-than-temporary are reflected in earnings or other comprehensive income, as appropriate. For those debt securities whose fair value is less than their amortized cost basis, we consider our intent to sell the securities, whether it is more likely than not that we will be required to sell the securities before recovery, and whether or not we expect to recover our entire amortized cost basis in the investment. In making this assessment, considerations will include whether the issue is a government or government sponsored security, and whether or not rating downgrades have occurred. The assessment of other-than-temporary impairment includes an assessment of the carrying value of FHLB stock. FHLB stock is not a marketable security, and therefore, its value is primarily attributable to the borrowing capacity it provides.

Loans Receivable. Loans receivable that management of Sterling has the intent and ability to hold for the foreseeable future or until maturity or pay-off are reported at their outstanding principal balance net of unamortized origination and commitment fees, direct loan origination costs and an allowance for loan losses.

Interest income is recognized over the term of loans based on their unpaid principal balance. The accrual of interest on loans is discontinued when, in management’s opinion, a borrower may be unable to make payments as they become due, generally due to the payment of principal or interest being in default for a period of 90 days or more. When interest accrual is discontinued, all unpaid accrued interest is reversed. The interest payments received on these loans is accounted for on the cash basis or cost recovery method, until qualifying for a return to an accrual status. Loans return to an accrual status when all principal and interest is brought current, and future payments are reasonably assured.

Loans are designated as troubled debt restructurings (“TDR’s”) when a borrower has financial difficulties and Sterling grants a concession that it would not otherwise consider. The concession can take the form of an interest rate or principal reduction or an extension of payments of principal or interest, or both. TDRs may be the result of granting extensions to troubled credits which have already been adversely classified. We grant such extensions to reassess the borrower’s financial status and develop a plan for repayment. We rarely forgive principal for TDRs, but in those situations where principal is forgiven, the entire amount of such principal forgiveness is immediately charged off, if not done so previously. We may grant an extension on the timing of the repayment of a portion of principal (principal forbearance) and charge off any amounts not considered fully collectible. We also consider insignificant delays in payments when determining if a loan should be classified as a TDR. Loans designated as TDRs may be returned to accrual status after the borrower performs in accordance with the modified loan terms, generally for a period of at least six months. A loan may be removed from TDR status after at least one year of performance under the modified term of the loan, unless the modification includes an interest rate concession that is below a market rate of interest for a new loan with similar characteristics. TDRs are periodically evaluated for impairment for the remainder of their term.

Certain acquired loans may be deemed to exhibit evidence of credit deterioration since their origination. When it is considered probable that all contractually required principal and interest payments will not be collected, a loan will be considered a purchased credit impaired (“PCI”) loan.  The accounting for PCI loans is periodically updated for changes in cash flow expectations, and reflected in interest income over the life of the loans as accretable yield.

Allowance for Credit Losses. Sterling maintains an allowance for credit losses at a level deemed appropriate by management to provide for estimated losses. Additions to the allowance, in the form of provisions, are reflected in current operating results.  Other changes to the allowance occur from reductions due to credit charge-offs when a loss is determined to be a confirmed loss, or additions to the allowance from the recovery of amounts previously charged-off.

Sterling regularly reviews its classified assets for impairment. If a loan is determined to be impaired, Sterling performs a valuation analysis on the loan. The analysis compares the estimated fair value (discounted cash flow analysis or collateral market value less selling costs), and the book balance (loan principal and accrued interest). A loan is considered collateral-dependent if repayment of the loan is expected to be provided solely by the underlying collateral and there are no other available and reliable sources of repayment. For loans that are considered collateral-dependent, the difference between the fair value and the book value is charged off as a confirmed loss. For certain non-collateral-dependent loans, Sterling generally establishes a specific reserve for the difference between fair value and book value of these loans, as the loss is not defined as a confirmed loss because it is not based solely on collateral values.

The allowance is based upon historical loss experience, loan migration analysis, delinquency trends, portfolio size, concentrations of risk, prevailing and anticipated economic conditions, industry experience, estimated collateral values, management’s assessment of credit risk inherent in the portfolio, specific problem loans and other relevant factors. The portfolio is grouped into several segments for loans collectively evaluated for impairment based on characteristics such as loan type, borrower and collateral. Loan migration to loss data is used to determine the annual “probability of default.” The annual probability of default is adjusted for the estimated loss emergence period and may be further adjusted based on an assessment of qualitative factors. The estimated loss rates are established considering historical life-to-date losses net of recoveries on loans remaining in the portfolio, the trailing twelve months of losses on OREO (including losses on foreclosure, write-downs, and losses on sale), and losses on discounted note sales, resulting in a quantified “loss given default.” The loss given default is then combined with the probability of default. The resulting estimated loss rates are validated against multiple metrics, including historical one-year and three-year annualized losses, net of recoveries, the historical trend in prior period estimated loss rates and management’s assessment of the inherent losses based upon specific knowledge of the loan portfolio.

If the calculated loss rates differ significantly from the one-year and three-year actual loss rates and/or is inconsistent with the historical trends, Sterling performs further analysis to identify and evaluate the possible causes of the differences. This includes evaluating the characteristics of the historical loss and recovery data used in calculating the loss rates to determine whether such activity is an appropriate reflection, in management’s judgment, of the current inherent losses in the various loan categories. This analysis takes into consideration the impact of the qualitative factors that increase the probability of default in the calculated loss rates in assessing whether there is additional qualitative risk. Because the allowance for credit losses is based on management’s estimate, ultimate losses may materially differ from the estimates.

Loans Held for Sale. Any loan that management determines will not be held to maturity is classified as held for sale. Residential loans held for sale are carried at fair value in order to match changes in the value of the loans with the value of the economic hedges on the loans without applying complex hedge accounting. The fair value of loans held for sale is determined based upon an analysis of investor quoted pricing inputs in the secondary market. Other loan types classified as held for sale are carried at the lower of cost or market.

Loan Origination and Commitment Fees. Loan origination fees, net of direct origination costs, are deferred and recognized as interest income using the effective yield method. If the related loan is sold, the remaining net amount, which is part of the basis of the loan, is considered in determining the gain or loss on sale.

Loan commitment fees are deferred until the expiration of the commitment period unless management believes there is a remote likelihood that the underlying commitment will be exercised, in which case the fees are amortized to fee income using the straight-line method over the commitment period. If a loan commitment is exercised, the deferred commitment fee is accounted for in the same manner as a loan origination fee. Deferred commitment fees associated with expired commitments are recognized as fee income.

Other Real Estate Owned. Prior to foreclosure, Sterling considers all viable alternatives, checks with the proper authorities to ensure the existence of a valid and recorded lien on the property and determines the current market value of the collateral.

Property and other assets acquired through foreclosure of defaulted mortgage or other collateralized loans are recorded at fair value, less estimated costs to sell the property and other assets. The fair value of OREO is generally determined using “as is” or disposition values from appraisals obtained by independent appraisers.

An allowance for losses on OREO is designed to include amounts for estimated losses as a result of impairment in value of the real property after repossession. Sterling reviews its OREO for impairment at least quarterly or whenever events or circumstances indicate that the carrying value of the property or other assets may not be recoverable. In performing the review, if the fair value, less selling costs, is less than its carrying value, a specific reserve is established as a charge to noninterest expenses.

Property and Equipment. Property and equipment is carried at cost less accumulated depreciation and amortization. Depreciation and amortization are computed using the straight-line method over the lesser of the estimated useful lives or the related lease terms of the assets. Expenditures for new property and equipment and major renewals or betterments are capitalized. Expenditures for repairs and maintenance are charged to expense as incurred. Upon sale or retirement, the cost and related accumulated depreciation are removed from the respective property or equipment accounts, and the resulting gains or losses are reflected in operations.

Goodwill and Other Intangible Assets. Goodwill represents the difference between the value of consideration paid and the fair value of the net assets received in a business combination. Sterling records impairment losses as charges to noninterest expense and adjustments to the carrying value of goodwill.

Goodwill is tested for impairment on an annual basis as of June 30, or more frequently as events occur, or as current circumstances and conditions warrant. A qualitative assessment to determine if it is more likely than not that the fair value of a reporting unit is less than its carrying amount, including goodwill, determines the extent to which further testing is required. If the qualitative analysis concludes that further analysis is required, that analysis would compare the fair value of each of the reporting units to the respective carrying amounts. For the 2013 annual impairment analysis, a qualitative assessment was completed and no further steps were considered necessary.

Other intangible assets are comprised primarily of core deposit intangibles, as well as other identifiable intangibles related to First Independent’s trust and wealth management business. Core deposit intangibles are amortized on an accelerated basis over the estimated useful life of the deposit relationship, which ranges from seven to 11 years. Other intangible assets are periodically assessed for impairment when certain triggering events occur that indicate the possibility of impairment.

Mortgage Servicing Rights and Transfers of Financial Assets. Gains or losses on “servicing-retained” loan sale transactions generally include a component reflecting the differential between the contractual interest rate of the loan and the interest rate to be received by the investor. The present value of the estimated future profit for servicing the loans and changes in the fair value of any related derivatives,is also taken into account in determining the amount of gain or loss on the sale of these loans. For loans sold servicing-retained, the fair value of mortgage servicing rights is recorded as an asset, with their value estimated using a discounted cash flow methodology to arrive at the present value of future expected earnings from the servicing of the loans. Model inputs include prepayment speeds, market interest rates, servicing costs, contractual interest rates on the loans being serviced, and the amount of other fee income generated over the servicing contract. Mortgage servicing rights are amortized in proportion to, and over the estimated period of the servicing revenues. To the extent the carrying value of mortgage servicing rights exceeds the subsequent fair value estimates, a valuation allowance is recognized. Subsequent recoveries in value are recognized up to the original carrying value of the mortgage servicing rights only to the extent of cumulative valuation adjustments.

Loans sold into the secondary market are considered transfers of financial assets. These transfers are accounted for as sales when control over the asset has been surrendered, which is deemed to have occurred when: an asset does not have any claims to it by the transferor or their creditors, including in bankruptcy or other receivership situations; the transferee obtains the unconditional right to pledge or exchange the asset; or the transfer does not include a repurchase provision above the limited recourse provisions of these loan sales.

Income Taxes. Income taxes are accounted for using the asset and liability method. Under this method, a deferred tax asset or liability is determined based on the enacted tax rates that will be in effect when the differences between the financial statement carrying amounts and tax basis of existing assets and liabilities are expected to be reported in Sterling’s income tax returns. The effect on deferred taxes of a change in tax rates is recognized in income in the period that includes the enactment date. Sterling estimates income taxes payable based on the amount it expects to owe various taxing authorities. Accrued income taxes represent the net estimated amount due to, or to be received from, taxing authorities. In estimating accrued income taxes, Sterling assesses the relative merits and risks of the appropriate tax treatment of transactions, taking into account the applicable statutory, judicial and regulatory guidance in the context of Sterling’s tax position. Sterling also considers recent audits and examinations, as well as its historical experience in making such estimates. Although Sterling uses available information to record income taxes, underlying estimates and assumptions can change over time as a result of unanticipated events or circumstances. Penalties and interest associated with any potential estimate variances would be included in income tax expense in the consolidated financial statements.

A deferred tax asset valuation allowance was established during 2009 due to the three year cumulative loss and uncertainty at that time regarding Sterling’s ability to generate future taxable income. Reversal of substantially all of the deferred tax asset valuation allowance occurred during 2012. Prior to reversing the allowance, management analyzed both positive and negative evidence that could affect the realization of the deferred tax asset. As of December 31, 2013,  Sterling determined that it continues to be more likely than not that substantially all of the net deferred tax asset would be realized.

Earnings Per Share. Earnings per share—basic is computed by dividing net income or loss available to common shareholders by the weighted average number of shares outstanding during the period. Earnings per share—diluted is computed by dividing net income or loss available to common shareholders by the weighted average number of shares outstanding, increased by the additional shares that would have been outstanding if all potentially dilutive and contingently issuable shares had been issued. The accounting standards codification requires a two-class method of computing earnings per share for entities that have participating securities such as Sterling’s unvested restricted shares. Application of the two-class method resulted in the equivalent earnings per share to the treasury method.

Stock-Based Compensation. Stock options and restricted stock issued as compensation are recorded as an expense, over the vesting term of the awards, at their estimated grant date fair value. The Black-Scholes option pricing model is used to estimate the fair value of stock options granted, while the value of restricted stock awards are recorded using the grant date market closing price of Sterling’s common stock.

Comprehensive Income. Comprehensive income consists of net income and other comprehensive income (loss). Other comprehensive income (loss) is comprised of unrealized gains and losses on securities available for sale, and is a separate component of shareholders’ equity. Sterling reports and displays comprehensive income and its components (revenues, expenses, gains and losses) on its Statement of Comprehensive Income. For the periods presented, accumulated other comprehensive income was comprised solely of unrealized market value adjustments on securities available for sale. The realized portion reclassified out of other comprehensive income is reflected on the income statement in gains on sales of securities and other-than-temporary impairment.

Derivatives and Hedging. Sterling enters into interest rate swap transactions with loan customers. The interest rate risk on these swap transactions is hedged by Sterling entering into offsetting interest rate swap agreements with various unaffiliated counterparties (“broker-dealers”). Both customer and broker-dealer related interest rate derivatives are carried at fair value, which includes consideration of counterparty credit risk.

As part of its mortgage banking activities, Sterling makes commitments to prospective borrowers on residential mortgage loan applications, which may have the interest rates locked for a period of 10 to 60 days or longer, if extended (“interest rate lock commitments”). The interest rate lock commitments are recorded at fair value net of the anticipated fallout. These interest rate lock commitments, and loans held for sale that have not been committed to investors, give rise to interest rate risk. Sterling hedges the interest rate risk arising from these mortgage banking activities by entering into forward sales agreements on MBS with third parties (“forward commitments”).

Reclassifications. Certain amounts in prior period financial statements have been reclassified to conform to the current year’s presentation. These reclassifications had no effect on the accumulated deficit or net income as previously reported.

During 2012, Sterling identified an error related to the classification of the loss on foreclosure amounts reported in the Consolidated Statement of Cash Flows for the quarter ended March 31, 2012, and for the years ended December 31, 2011 and 2010, and the interim periods therein. The loss on foreclosure amounts were previously included in the cash flows from operating activities in the “Loss on OREO” line item, instead of the cash flows from investing activities in the “Net change in loans” line item.  In accordance with the SEC Staff Accounting Bulletin (SAB) No. 99, “Materiality,” and SAB No. 108, “Considering the Effects of Prior Year Misstatements when Quantifying Misstatements in Current Year Financial Statements,” management evaluated the materiality of the error from qualitative and quantitative perspectives and concluded that the error was immaterial to prior periods. Consequently, the Consolidated Statement of Cash Flows contained in this Report has been revised for the year ended December 31, 2011. This change resulted in a decrease of $51.3 million to cash flows from operating activities and an increase of the same amount to cash flows from investing activities for the year ended December 31, 2011. This change did not affect net income, the balance sheet, or shareholders’ equity for any period.

Recent Accounting Pronouncements. In February 2013, the Financial Accounting Standards Board (“FASB”) issued Accounting Standards Update (“ASU”) 2013-04, “Obligations Resulting from Joint and Several Liability Arrangements for Which the Total Amount of the Obligation Is Fixed at the Reporting Date.” ASU 2013-04 provides guidance for the recognition, measurement, and disclosure of such obligations. ASU 2013-04 is effective for fiscal years beginning after December 15, 2013, and is not expected to have a material impact on Sterling’s consolidated financial statements.

In July 2013, the FASB issued ASU 2013-11, “Presentation of an Unrecognized Tax Benefit When a Net Operating Loss Carryforward, a Similar Tax Loss, or a Tax Credit Carryforward Exists.” ASU 2013-11 provides guidance on the presentation of unrecognized tax benefits related to any disallowed portion of net operating loss carryforwards, similar tax losses, or tax credit carryforwards, if they exist. ASU 2013-11 is effective for fiscal years beginning after December 15, 2013, and is not expected to have a material impact on Sterling’s consolidated financial statements.

In January 2014, the FASB issued ASU 2014-01, “Accounting for Investments in Qualified Affordable Housing Projects.” ASU 2014-01 provides an election to account for investments in qualified affordable housing projects using the proportional amortization method if certain conditions are met. Under the proportional amortization method, an entity amortizes the initial cost of the investment in proportion to the tax credits and other tax benefits received and recognizes the net investment performance in the income statement as a component of income tax expense or benefit. ASU 2014-01 is effective for fiscal years beginning after December 15, 2014, and is not expected to have a material impact on Sterling’s consolidated financial statements.

In January 2014, the FASB issued ASU 2014-04, “Reclassification of Residential Real Estate Collateralized Consumer Mortgage Loans upon Foreclosure.” ASU 2014-04 clarifies when an in substance repossession or foreclosure occurs, that is, when a creditor should be considered to have received physical possession of residential real estate property serving as collateral for a consumer mortgage loan such that the loan receivable should no longer be recognized, and instead, the real estate property should be recognized. ASU 2014-01 is effective for annual periods beginning after December 15, 2014, and is not expected to have a material impact on Sterling’s consolidated financial statements.

STERLING FINANCIAL CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2013

2. Business Combinations:

Commerce National Bank. On October 1, 2013, Sterling paid $42.9 million in cash to acquire Commerce National Bank (“CNB”). The following table summarizes the amounts recorded at closing:

October 1, 2013
(in thousands)
Cash and cash equivalents	$8,555
Investments and MBS	69,353
Loans receivable, net	161,043
Goodwill	15,384
Core deposit intangible	1,160
Other assets	5,325
Total assets acquired	$260,820
Deposits	$189,563
Advances from FHLB	25,000
Other liabilities	3,350
Total liabilities assumed	217,913
Net assets acquired	$42,907

The recorded goodwill represents the inherent value of the CNB transaction, as a result of the expected enhancement of Sterling’s operations in Southern California. The amount of goodwill deductible for income tax purposes is approximately equivalent to the recorded book value. The core deposit intangible has an amortization period of approximately ten years and will be amortized on an accelerated basis. The fair value of assets acquired and liabilities assumed are presented above.

As of October 1, 2013, the unpaid principal balance and contractual interest (“contractual cash flows”) on purchased loans was $164.2 million. Sterling estimated that $3.7 million of these cash flows would be uncollectable, resulting in a combined credit and interest rate discount of $3.8 million being recorded on these loans. As of the acquisition date, the amount of loans purchased from CNB that exhibited evidence of credit deterioration was immaterial.

STERLING FINANCIAL CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2013

Boston Private Bank and Trust Company. On May 10, 2013, Sterling paid $123.0 million in cash to acquire the Puget Sound operations of Boston Private Bank & Trust Company (“Boston Private”). The Boston Private Puget Sound offices were located in Seattle, Bellevue and Redmond, Washington.  Upon acquisition, the Boston Private Seattle branch was consolidated into one of Sterling’s existing Seattle branches.  The following table summarizes the amounts recorded at closing:

May 10, 2013
(in thousands)
Cash and cash equivalents	340
Loans receivable, net	273,353
Goodwill	14,056
Core deposit intangible	1,674
Other assets	2,721
Total assets acquired	$292,144
Deposits	$168,246
Other liabilities	913
Total liabilities assumed	169,159
Net assets acquired	$122,985

The recorded goodwill represents the inherent value of the Boston Private transaction, which expands Sterling’s presence in the Puget Sound market through the addition of two branch offices and the associated customer relationships.  The additional branches are along the I-5 corridor, which Sterling identified as its primary focus for growth. The amount of goodwill deductible for income tax purposes is approximately equivalent to the recorded book value. The core deposit intangible will be amortized on an accelerated basis over approximately ten years.

As of May 10, 2013, the contractual cash flows on purchased loans was $280.7 million. Sterling estimated that $3.5 million of these cash flows would be uncollectable, resulting in a combined credit and interest rate discount of $5.1 million being recorded on these loans.  As of the acquisition date, none of the loans purchased from Boston Private exhibited evidence of credit deterioration.

American Heritage Holdings. On February 28, 2013, Sterling paid $6.5 million in cash and paid off an existing note payable of $2.2 million for a total of $8.7 million in consideration to acquire American Heritage Holdings, the holding company for Borrego Springs Bank, N.A. (“Borrego”). Immediately following the acquisition, Borrego was merged with and into Sterling Bank.  As a result of this transaction, Sterling has expanded its SBA lending platform and added depository branches in Southern California. The following table summarizes the amounts recorded at closing:

STERLING FINANCIAL CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2013

February 28, 2013
(in thousands)
Cash and cash equivalents	$15,626
Investments and MBS	1,030
Loans receivable, net	97,262
Core deposit intangible	453
Other assets	27,197
Total assets acquired	$141,568
Deposits	$118,221
Other liabilities	7,054
Total liabilities assumed	125,275
Net assets acquired	16,293
Consideration paid	8,749
Bargain purchase gain	$7,544

Sterling recognized a bargain purchase gain of $7.5 million in the transaction for the net assets acquired in excess of the purchase price, primarily due to a limited market for Borrego’s assets, as well as Borrego’s regulatory and capital constraints.  The bargain purchase gain is included in other noninterest income on the income statement for the year ended December 31, 2013.  The core deposit intangible will be amortized for 11 years on an accelerated basis. On the acquisition date of February 28, 2013, the contractual cash flows of purchased impaired loans, which are described in Note 4, from Borrego were $16.1 million, cash flows expected to be collected were $13.6 million, and the fair value of the loans was $11.9 million, with $9.8 million of these loans being guaranteed by government agencies.

As of February 28, 2013, the contractual cash flows on purchased loans that had not exhibited evidence of credit deterioration was $83.3 million. Sterling estimated that $3.9 million of these cash flows would be uncollectable, resulting in a combined credit and interest rate discount of $4.5 million being recorded on these loans.

First Independent Bank. On February 29, 2012, Sterling Bank completed its acquisition of the operations of First Independent Bank (“First Independent”) of Vancouver, Washington, by acquiring certain assets and assuming certain liabilities, including all deposits for a net purchase price of $40.6 million, comprised of $28.9 million of cash paid at closing and contingent consideration with a fair value of $11.7 million at acquisition date. During the third quarter of 2013, the contingent consideration was paid in full. See Note 22. The following table summarizes the amounts recorded at closing:

STERLING FINANCIAL CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2013

February 29, 2012
(in thousands)
Cash and cash equivalents	$150,045
Investments and MBS	187,465
Loans receivable, net	349,990
Goodwill	22,577
Core deposit intangible	11,974
Fixed assets	4,038
Other assets	10,886
Total assets acquired	$736,975
Deposits	$695,919
Other liabilities	409
Total liabilities assumed	696,328
Net assets acquired	$40,647

The recorded goodwill of $22.6 million represents the inherent long-term value anticipated from synergies expected to be achieved as a result of the transaction. The First Independent transaction expanded Sterling’s presence in the Vancouver and Portland markets. The amount of goodwill deductible for income tax purposes is approximately equivalent to the recorded book value. The core deposit intangible has a weighted average amortization period of ten years and will be amortized on an accelerated basis. On the acquisition date of February 29, 2012, the contractual cash flows of purchased impaired loans from First Independent were $24.4 million, cash flows expected to be collected were $17.2 million, and the fair value of the loans was $15.3 million.

As of February 29, 2012, the contractual cash flows on purchased loans that had not exhibited evidence of credit deterioration was $403.8 million. Sterling estimated that $12.7 million of these cash flows would be uncollectable, resulting in a discount of $21.8 million being recorded on these loans.

The following table presents certain First Independent stand alone amounts and pro forma Sterling and First Independent combined amounts as if the transaction had occurred on January 1, 2011. Cost savings estimates are not included in the pro forma combined results, nor are certain credit impaired loans and associated losses excluded from the purchase and assumption transaction.

	First Independent (stand alone)	Pro Forma Combined
	Years Ended December 31,
	2012	2012	2011
	(in thousands, except per share data; unaudited)
Net interest income	$20,145	$311,159	$326,916
Noninterest income	4,757	155,258	135,828
Net income	10,817	389,935	49,469
Earnings per share - basic	0.17	6.28	0.80
Earnings per share - diluted	$0.17	$6.21	$0.79

STERLING FINANCIAL CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2013

3. Investments and MBS:

The carrying and fair values of investments and MBS are summarized as follows:

	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value
	(in thousands)
December 31, 2013
Available for sale
MBS	$1,248,908	$13,269	$(22,277)	$1,239,900
Municipal bonds	184,642	6,045	(997)	189,690
Other	212	10	0	222
Total	$1,433,762	$19,324	$(23,274)	$1,429,812
Held to maturity
Tax credits	$165	$0	$0	$165
Total	$165	$0	$0	$165
December 31, 2012
Available for sale
MBS	$1,263,786	$45,052	$0	$1,308,838
Municipal bonds	188,467	16,452	(613)	204,306
Other	5	8	0	13
Total	$1,452,258	$61,512	$(613)	$1,513,157
Held to maturity
Tax credits	$206	$0	$0	$206
Total	$206	$0	$0	$206

Sterling’s MBS portfolio is comprised primarily of residential agency securities. Total sales of Sterling’s securities during the years ended December 31, 2013, 2012 and 2011 are summarized as follows:

	Proceeds from Sales	Gross Realized Gains	Gross Realized Losses
	(in thousands)
Years Ended:
December 31, 2013	$67,105	$0	$0
December 31, 2012	879,174	24,024	189
December 31, 2011	586,340	18,771	2,535

STERLING FINANCIAL CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2013

The following table summarizes Sterling’s investments and MBS that had a market value below their amortized cost as of December 31, 2013 and December 31, 2012, segregated by those investments that have been in a continuous unrealized loss position for less than 12 months and those that have been in a continuous unrealized loss position for 12 months or longer:

	Less than 12 months		12 months or longer		Total
	Market Value	Unrealized Losses	Market Value	Unrealized Losses	Market Value	Unrealized Losses
	(in thousands)
December 31, 2013
MBS	$679,954	$(22,277)	$0	$0	$679,954	$(22,277)
Municipal bonds	10,051	(268)	12,947	(729)	22,998	(997)
Other	0	0	0	0	0	0
Total	$690,005	$(22,545)	$12,947	$(729)	$702,952	$(23,274)
December 31, 2012
MBS	$0	$0	$0	$0	$0	$0
Municipal bonds	0	0	12,921	(613)	12,921	(613)
Other	0	0	0	0	0	0
Total	$0	$0	$12,921	$(613)	$12,921	$(613)

Management evaluates investment securities for other-than-temporary declines in fair value each quarter. If the fair value of investment securities falls below the amortized cost and the decline is deemed to be other-than temporary, the securities are written down to current market value, resulting in the recognition of an other-than-temporary impairment (“OTTI”). During 2013, no securities were determined to be other-than-temporarily impaired, as the unrealized losses in the portfolio are driven by market interest rates.  During 2012, $6.8 million of OTTI was recognized on a single issuer trust preferred security. During the fourth quarter of 2012, the security was sold at a gain of $2.5 million.

The following table presents the amortized cost and fair value of securities available for sale and held to maturity as of December 31, 2013, grouped by contractual maturity. Actual maturities for MBS will differ from contractual maturities as a result of the level of prepayments experienced on the underlying mortgages.

	Held to maturity		Available for sale
	Amortized Cost	Estimated Fair Value	Amortized Cost	Estimated Fair Value
	(in thousands)
Due within one year	$0	$0	$0	$0
Due after one year through five years	0	0	20,140	20,395
Due after five years through ten years	0	0	83,919	83,539
Due after ten years	165	165	1,329,703	1,325,878
Total	$165	$165	$1,433,762	$1,429,812

STERLING FINANCIAL CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2013

4. Loans Receivable and Allowance for Credit Losses:

The following table presents the composition of Sterling’s loan portfolio as of the balance sheet dates:

	December 31, 2013	December 31, 2012
	(in thousands)
Residential real estate	$1,119,574	$806,722
Commercial real estate (“CRE”):
Investor CRE	1,114,768	1,219,847
Multifamily	2,156,434	1,580,289
Construction	71,693	74,665
Total CRE	3,342,895	2,874,801
Commercial:
Owner occupied CRE	1,431,140	1,276,591
Commercial & Industrial (“C&I”)	742,142	540,499
Total commercial	2,173,282	1,817,090
Consumer	822,068	754,621
Gross loans receivable	7,457,819	6,253,234
Deferred loan costs (fees), net	10,703	2,860
Allowance for loan losses	(137,294)	(154,345)
Net loans receivable	$7,331,228	$6,101,749

Gross loans pledged as collateral for borrowings from the FHLB and the Federal Reserve totaled $4.95 billion and $4.15 billion as of December 31, 2013 and December 31, 2012, respectively.

Loans receivable include purchased impaired loans, which are loans acquired that are deemed to exhibit evidence of credit deterioration since origination, and are therefore classified as impaired. The accounting for purchased impaired loans is updated quarterly for changes in the loans’ cash flow expectations, and reflected in interest income over the life of the loans as accretable yield. As of December 31, 2013, no allowance for credit losses was recorded in connection with purchased impaired loans, and the unpaid principal balance and carrying amount of these loans were $28.0 million and $16.7 million, respectively.

The following table presents a roll-forward of accretable yield over the periods presented:

	Years Ended December 31,
	2013	2012
	(in thousands)
Beginning balance	$1,332	$0
Additions	1,774	1,923
Accretion to interest income	(1,739)	(756)
Reclassifications from non-accretable	1,622	165
Ending balance	$2,989	$1,332

STERLING FINANCIAL CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2013

As of December 31, 2013 and December 31, 2012, net loans receivable included unamortized discounts on acquired loans of $28.4 million and $21.3 million, respectively. The following table presents, as of December 31, 2013, the five-year projected loan discount accretion expected to be recognized as interest income:

Years ended December 31,	Amount
(in thousands)
2014	$5,707
2015	3,536
2016	2,201
2017	1,502
2018	1,052

STERLING FINANCIAL CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2013

The following table sets forth details by segment for Sterling’s loan portfolio and related allowance as of the balance sheet dates:

	Residential Real Estate	Commercial Real Estate	Commercial	Consumer	Unallocated	Total
	(in thousands)
December 31, 2013
Loans receivable, gross:
Individually evaluated for impairment	$7,924	$58,232	$37,794	$0	$0	$103,950
Collectively evaluated for impairment	1,111,650	3,284,663	2,135,488	822,068	0	7,353,869
Total loans receivable, gross	$1,119,574	$3,342,895	$2,173,282	$822,068	$0	$7,457,819
Allowance for loan losses:
Individually evaluated for impairment	$2,968	$952	$2,842	$155	$0	$6,917
Collectively evaluated for impairment	11,277	40,201	39,272	27,423	12,204	130,377
Total allowance for loan losses	$14,245	$41,153	$42,114	$27,578	$12,204	$137,294
December 31, 2012
Loans receivable, gross:
Individually evaluated for impairment	$9,134	$68,317	$48,312	$494	$0	$126,257
Collectively evaluated for impairment	797,588	2,806,484	1,768,778	754,127	0	6,126,977
Total loans receivable, gross	$806,722	$2,874,801	$1,817,090	$754,621	$0	$6,253,234
Allowance for loan losses:
Individually evaluated for impairment	$365	$3,182	$4,916	$0	$0	$8,463
Collectively evaluated for impairment	19,482	44,912	36,958	25,602	18,928	145,882
Total allowance for loan losses	$19,847	$48,094	$41,874	$25,602	$18,928	$154,345

Loans collectively evaluated for impairment include purchased credit impaired loans, which were $16.7 million and $11.2 million as of December 31, 2013 and 2012, respectively.

STERLING FINANCIAL CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2013

The following tables present a roll-forward by segment of the allowance for credit losses for the periods presented:

	Residential Real Estate	Commercial Real Estate	Commercial	Consumer	Unallocated	Total
	(in thousands)
2013
Allowance for loan losses:
Beginning balance, January 1	$19,847	$48,094	$41,874	$25,602	$18,928	$154,345
Provisions	(2,924)	(4,639)	2,614	6,473	(6,724)	(5,200)
Charge-offs	(4,167)	(11,722)	(6,572)	(5,900)	0	(28,361)
Recoveries	1,489	9,420	4,198	1,403	0	16,510
Ending balance, December 31	14,245	41,153	42,114	27,578	12,204	137,294

Reserve for unfunded credit commitments:
Beginning balance, January 1	2,230	405	2,806	2,118	443	8,002
Provisions	3,171	593	326	1,481	(371)	5,200
Charge-offs	(2,081)	0	0	0	0	(2,081)
Recoveries	0	0	0	0	0	0
Ending balance, December 31	3,320	998	3,132	3,599	72	11,121
Total credit allowance	$17,565	$42,151	$45,246	$31,177	$12,276	$148,415

2012
Allowance for loan losses:
Beginning balance, January 1	$15,197	$91,722	$38,046	$13,427	$19,066	$177,458
Provisions	8,778	(33,184)	12,189	19,855	(138)	7,500
Charge-offs	(5,203)	(27,385)	(17,005)	(9,144)	0	(58,737)
Recoveries	1,075	16,941	8,644	1,464	0	28,124
Ending balance, December 31	19,847	48,094	41,874	25,602	18,928	154,345

Reserve for unfunded credit commitments:
Beginning balance, January 1	3,828	2,321	1,796	1,787	297	10,029
Provisions	2,929	(1,916)	1,010	331	146	2,500
Charge-offs	(4,527)	0	0	0	0	(4,527)
Recoveries	0	0	0	0	0	0
Ending balance, December 31	2,230	405	2,806	2,118	443	8,002
Total credit allowance	$22,077	$48,499	$44,680	$27,720	$19,371	$162,347

STERLING FINANCIAL CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2013

	Residential Real Estate	Commercial Real Estate	Commercial	Consumer	Unallocated	Total
2011
Allowance for loan losses:
Beginning balance, January 1	$17,307	$124,907	$56,951	$14,645	$33,246	$247,056
Provisions	15,024	19,129	2,708	5,819	(14,180)	28,500
Charge-offs	(18,553)	(73,379)	(28,369)	(8,868)	0	(129,169)
Recoveries	1,419	21,065	6,756	1,831	0	31,071
Ending balance, December 31	15,197	91,722	38,046	13,427	19,066	177,458

Reserve for unfunded credit commitments:
Beginning balance, January 1	3,189	4,157	1,515	817	1,029	10,707
Provisions	2,817	(1,836)	281	970	(732)	1,500
Charge-offs	(2,178)	0	0	0	0	(2,178)
Recoveries	0	0	0	0	0	0
Ending balance, December 31	3,828	2,321	1,796	1,787	297	10,029
Total credit allowance	$19,025	$94,043	$39,842	$15,214	$19,363	$187,487

STERLING FINANCIAL CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2013

In establishing the allowance for loan losses, Sterling groups its loan portfolio into classes of loans collectively evaluated for impairment. The groups are further segregated based on internal risk ratings. Both qualitative and quantitative data are considered in determining the probability of default and loss given default for each group of loans. The probability of default and loss given default are used to calculate an estimated inherent loss rate.

If a loan is determined to be impaired, Sterling prepares an individual evaluation of the loan. The individual evaluation compares the present value of future cash flows or the fair value of the underlying collateral to the recorded investment in the loan. The results of the individual impairment evaluation would determine the need to record a charge-off or establish a specific reserve.

Sterling assigns risk rating classifications to its loans. These risk ratings are divided into the following groups:

Pass - the asset is considered of sufficient quality to preclude a Marginal rating. Pass assets generally are well protected by the current net worth and paying capacity of the obligor or by the value of the asset or underlying collateral.

Marginal - the asset is susceptible to deterioration if stressed from a cash flow or earnings shock, with liquidity and leverage possibly below industry norms. The borrower may have few reserves to cover debt service, besides current income. A business generating cash flows that service the debt may be dependent on the successful reception of new products in the marketplace.

Special Mention - the asset has potential weaknesses that deserve management’s close attention. If left uncorrected, these potential weaknesses may result in deterioration of the repayment prospects for the asset or of Sterling’s credit position at some future date. Special Mention assets are not adversely classified and do not expose Sterling to sufficient risk to warrant adverse classification.

Substandard - the asset is inadequately protected by the current net worth and paying capacity of the obligor or by the collateral pledged, if any. Assets so classified have well-defined weaknesses. They are characterized by the distinct possibility that Sterling may sustain some loss if the deficiencies are not corrected.

Doubtful/Loss - the Doubtful asset has the weaknesses of those classified Substandard with the added characteristic that the weaknesses make collection in full, on the basis of currently existing facts, conditions, and values, highly questionable and improbable. An asset classified Loss is the portion of the asset that is considered uncollectible and/or of such little value that its continuance as an asset, without a charge-off or establishment of a specific reserve, is not warranted. This classification does not necessarily mean that an asset has absolutely no recovery or salvage value; but rather, it is not practical or desirable to defer writing off an asset that is no longer deemed to have financial value, even though partial recovery may be recognized in the future.

STERLING FINANCIAL CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2013

The following table presents credit quality indicators for Sterling’s loan portfolio grouped according to internally assigned risk ratings and performance status:

		Commercial Real Estate			Commercial
	Residential Real Estate	Investor CRE	Multifamily	Construction	Owner Occupied CRE	Commercial & Industrial	Consumer	Total	% of Total
	(in thousands)
December 31, 2013
Pass	$1,038,460	$602,384	$2,058,031	$14,591	$785,237	$521,711	$794,032	$5,814,446	78%
Marginal	52,154	435,022	87,830	53,742	544,329	177,998	15,955	1,367,030	18%
Special mention	7,808	44,934	9,296	1,128	61,103	17,761	6,193	148,223	2%
Substandard	18,184	31,613	1,140	2,232	38,709	24,672	5,733	122,283	2%
Doubtful/Loss	2,968	815	137	0	1,762	0	155	5,837	0%
Total	$1,119,574	$1,114,768	$2,156,434	$71,693	$1,431,140	$742,142	$822,068	$7,457,819	100%
Restructured	$22,337	$3,005	$0	$2,084	$19,553	$774	$21	$47,774	1%
Nonaccrual	15,571	23,709	222	1,582	20,472	3,230	4,516	69,302	1%
Nonperforming	37,908	26,714	222	3,666	40,025	4,004	4,537	117,076	2%
Performing	1,081,666	1,088,054	2,156,212	68,027	1,391,115	738,138	817,531	7,340,743	98%
Total	$1,119,574	$1,114,768	$2,156,434	$71,693	$1,431,140	$742,142	$822,068	$7,457,819	100%
December 31, 2012
Pass	$714,346	$599,660	$1,486,824	$10,946	$678,916	$349,674	$723,698	$4,564,064	73%
Marginal	53,722	472,801	74,379	42,518	454,348	146,554	17,255	1,261,577	20%
Special mention	11,739	77,342	10,122	3,401	85,228	38,874	4,864	231,570	4%
Substandard	26,550	67,347	8,745	17,534	53,183	5,397	8,804	187,560	3%
Doubtful/Loss	365	2,697	219	266	4,916	0	0	8,463	0%
Total	$806,722	$1,219,847	$1,580,289	$74,665	$1,276,591	$540,499	$754,621	$6,253,234	100%
Restructured	$22,968	$4,334	$4,094	$8,551	$23,152	$810	$307	$64,216	1%
Nonaccrual	20,457	46,399	4,055	8,144	31,696	3,424	6,938	121,113	2%
Nonperforming	43,425	50,733	8,149	16,695	54,848	4,234	7,245	185,329	3%
Performing	763,297	1,169,114	1,572,140	57,970	1,221,743	536,265	747,376	6,067,905	97%
Total	$806,722	$1,219,847	$1,580,289	$74,665	$1,276,591	$540,499	$754,621	$6,253,234	100%

As of December 31, 2013 and 2012, purchased credit impaired loans of $5.7 million and $2.1 million, respectively, were included in the nonaccrual loans.

STERLING FINANCIAL CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2013

Aging by class for Sterling’s loan portfolio as of December 31, 2013 and December 31, 2012 was as follows:

		Commercial Real Estate			Commercial
	Residential Real Estate	Investor CRE	Multifamily	Construction	Owner Occupied CRE	Commercial & Industrial	Consumer	Total	% of Total
	(in thousands)
December 31, 2013
30 - 59 days past due	$2,544	$1,575	$378	$0	$6,069	$1,066	$5,332	$16,964	0%
60 - 89 days past due	1,258	1,230	0	0	1,350	1,893	1,473	7,204	0%
90 days or more past due	15,175	12,553	222	1,582	12,086	1,997	4,030	47,645	1%
Total past due	18,977	15,358	600	1,582	19,505	4,956	10,835	71,813	1%
Current	1,100,597	1,099,410	2,155,834	70,111	1,411,635	737,186	811,233	7,386,006	99%
Total Loans	$1,119,574	$1,114,768	$2,156,434	$71,693	$1,431,140	$742,142	$822,068	$7,457,819	100%
Past due 90 days or more and accruing	$0	$0	$0	$0	$0	$0	$0	$0	0%
December 31, 2012
30 - 59 days past due	$5,800	$10,565	$707	$611	$10,543	$2,690	$4,028	$34,944	1%
60 - 89 days past due	1,576	1,042	479	0	3,300	376	1,796	8,569	0%
90 days or more past due	20,507	34,196	3,436	8,243	20,883	1,954	4,717	93,936	2%
Total past due	27,883	45,803	4,622	8,854	34,726	5,020	10,541	137,449	3%
Current	778,839	1,174,044	1,575,667	65,811	1,241,865	535,479	744,080	6,115,785	97%
Total Loans	$806,722	$1,219,847	$1,580,289	$74,665	$1,276,591	$540,499	$754,621	$6,253,234	100%
Past due 90 days or more and accruing	$0	$0	$0	$0	$0	$0	$0	$0	0%

STERLING FINANCIAL CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2013

Sterling considers its nonperforming loans to be impaired loans. The following table summarizes impaired loans by class as of December 31, 2013 and December 31, 2012:

			Book Balance
	Unpaid Principal Balance	Charge-Offs	Without Specific Reserve	With Specific Reserve	Specific Reserve
	(in thousands)
December 31, 2013
Residential real estate	$43,910	$6,002	$29,984	$7,924	$2,968
CRE:
Investor CRE	32,908	6,194	21,732	4,982	815
Multifamily	222	0	222	0	0
Construction	12,986	9,320	3,666	0	0
Total CRE	46,116	15,514	25,620	4,982	815
Commercial:
Owner Occupied CRE	43,810	3,785	26,154	13,871	2,842
C&I	10,806	6,802	4,004	0	0
Total commercial	54,616	10,587	30,158	13,871	2,842
Consumer	4,770	233	3,953	584	155
Total	$149,412	$32,336	$89,715	$27,361	$6,780

			Book Balance
	Unpaid Principal Balance	Charge-Offs	Without Specific Reserve	With Specific Reserve	Specific Reserve
	(in thousands)
December 31, 2012
Residential real estate	$49,816	$6,391	$43,060	$365	$365
CRE:
Investor CRE	59,099	8,366	33,540	17,193	2,697
Multifamily	9,554	1,405	6,873	1,276	219
Construction	31,040	14,345	15,421	1,274	266
Total CRE	99,693	24,116	55,834	19,743	3,182
Commercial:
Owner Occupied CRE	61,300	6,452	42,075	12,773	4,916
C&I	16,959	12,725	4,234	0	0
Total commercial	78,259	19,177	46,309	12,773	4,916
Consumer	7,671	426	7,245	0	0
Total	$235,439	$50,110	$152,448	$32,881	$8,463

STERLING FINANCIAL CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2013

The following table presents the average book balance and interest income recognized for impaired loans by class for the periods presented:

	Years Ended December 31,
	2013		2012		2011
	Average Book Balance	Interest Income Recognized	Average Book Balance	Interest Income Recognized	Average Book Balance	Interest Income Recognized
	(in thousands)
Residential real estate	$40,667	$594	$43,164	$819	$67,157	$992
Investor CRE	38,723	774	51,463	1,595	79,139	2,245
Multifamily	4,185	61	7,007	441	14,704	804
Construction	10,181	2,276	55,956	1,708	215,436	1,401
Owner Occupied CRE	47,437	1,200	64,060	2,553	75,553	2,757
C&I	4,119	187	8,057	105	12,009	460
Consumer	5,891	5	6,537	8	6,901	0
Total	$151,203	$5,097	$236,244	$7,229	$470,899	$8,659

STERLING FINANCIAL CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2013

The following tables present loans that were modified and recorded as TDRs during the following periods:

	Years Ended December 31,
	2013
	Number of Contracts	Pre-Modification Recorded Investment	Post-Modification Recorded Investment
	(in thousands, except number of contracts)
Residential real estate	17	$3,906	$3,750
Investor CRE	4	1,745	1,442
Multifamily	0	0	0
Construction	0	0	0
Owner Occupied CRE	9	5,007	3,750
C&I	5	452	456
Consumer	0	0	0
Total (1)	35	$11,110	$9,398

	2012
Residential real estate	29	$5,887	$5,835
Investor CRE	1	1,302	1,302
Multifamily	3	2,955	2,945
Construction	4	10,062	9,194
Owner Occupied CRE	11	16,186	15,921
C&I	9	3,482	2,206
Consumer	3	468	472
Total (1)	60	$40,342	$37,875

	2011
Residential real estate	1	$1,372	$1,372
Investor CRE	8	3,271	3,282
Multifamily	0	0	0
Construction	3	23,701	24,348
Owner Occupied CRE	6	14,411	14,502
C&I	6	4,384	3,944
Consumer	0	0	0
Total (1)	24	$47,139	$47,448

(1) Amounts exclude specific loan loss reserves.

Substantially all TDRs are determined to be impaired prior to being restructured. As such, they are individually evaluated for impairment, unless they are considered homogeneous loans in which case they are collectively evaluated for impairment. As of December 31, 2013, Sterling had specific reserves of $629,000 on TDRs which were restructured during the previous twelve months. There were 24 loans totaling $18.8 million that were removed from TDR status during the year ended December 31, 2013, as they had met the conditions for removal by achieving twelve consecutive months of performance at market equivalent rates of interest.

STERLING FINANCIAL CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2013

The following tables show the post-modification recorded investment by class for TDRs restructured during the periods presented by the primary type of concession granted:

	Principal Deferral	Rate Reduction	Extension of Terms	Forgiveness of Principal and/or Interest	Total
	(in thousands)
Year Ended December 31, 2013
Residential Real Estate	$73	$2,718	$628	$331	$3,750
Investor CRE	262	1,139	0	41	1,442
Multifamily	0	0	0	0	0
Construction	0	0	0	0	0
Owner CRE	1,464	1,684	124	478	3,750
C&I	450	0	6	0	456
Consumer	0	0	0	0	0
	$2,249	$5,541	$758	$850	$9,398
Year Ended December 31, 2012
Residential Real Estate	$407	$5,428	$0	$0	$5,835
Investor CRE	0	1,302	0	0	1,302
Multifamily	571	2,374	0	0	2,945
Construction	0	3,261	5,933	0	9,194
Owner CRE	6,219	9,393	0	309	15,921
C&I	0	1,317	183	706	2,206
Consumer	0	173	299	0	472
	$7,197	$23,248	$6,415	$1,015	$37,875
Year Ended December 31, 2011
Residential Real Estate	$0	$1,372	$0	$0	$1,372
Investor CRE	0	1,856	1,426	0	3,282
Multifamily	0	0	0	0	0
Construction	2,816	2,302	0	19,230	24,348
Owner CRE	10,159	0	0	4,343	14,502
C&I	576	3,368	0	0	3,944
Consumer	0	0	0	0	0
	$13,551	$8,898	$1,426	$23,573	$47,448

Restructurings that result in the forgiveness of principal or interest are typically part of a bankruptcy settlement. There were no  TDRs completed during the years ended December 31, 2013 and 2012 that subsequently defaulted during these periods. During the year ended December 31, 2011, there was one Investor CRE TDR completed that subsequently defaulted during 2011. The recorded investment at default for this TDR was $223,000.  During the years ended December 31, 2013, and 2012, there were $5.9 million, and $20.6 million of TDRs that were returned to accrual status.

STERLING FINANCIAL CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2013

The following table outlines accrual status of TDRs as of the dates shown:

	December 31, 2013	December 31, 2012
	(in thousands)
TDRs on nonaccrual status	$14,889	$19,510
TDRs on accrual status	32,885	44,706
Total TDRs	$47,774	$64,216

5.  OREO:

At foreclosure, OREO is recorded at the fair value of the real estate, less the estimated costs to sell.  The carrying value of OREO is periodically evaluated and, if necessary, an allowance is established to reduce the carrying value to net realizable value.  Changes in OREO and the related allowance were as follows for the periods presented:

	Years Ended December 31,
	2013	2012	2011
	(in thousands)
OREO, gross:
Beginning balance, January 1	$28,597	$98,187	$183,452
Additions	24,763	33,499	177,881
Sales	(37,626)	(85,837)	(241,028)
Charge-offs	(6,565)	(18,534)	(27,731)
Other changes	550	1,282	5,613
Ending balance, December 31	$9,719	$28,597	$98,187
Allowance, OREO:
Beginning balance, January 1	$3,555	$16,277	$21,799
Provision	4,682	5,812	22,209
Charge-offs	(6,565)	(18,534)	(27,731)
Ending balance, December 31	$1,672	$3,555	$16,277
OREO, net	$8,047	$25,042	$81,910

STERLING FINANCIAL CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2013

6.  Loan Servicing:

Loans serviced for others are not included in the consolidated balance sheets. The following table presents an analysis of the changes in mortgage servicing rights and related allowance as of the dates indicated:

	2013	2012
	(in thousands)
Mortgage servicing rights, gross:
Beginning balance, January 1	$39,956	$30,409
Originated servicing	34,504	19,727
Amortization	(13,772)	(10,180)
Ending balance, December 31	60,688	39,956
Allowance, mortgage servicing rights:
Beginning balance, January 1	$7,536	$7,307
Additions	117	3,560
Recoveries	(7,065)	(3,331)
Ending balance, December 31	588	7,536
Mortgage servicing rights, net	$60,100	$32,420

The following table presents the unpaid principal balances of loans serviced for others as of the dates indicated:

	December 31,
	2013	2012
	(in thousands)
Balance of loans serviced for others
Residential	$5,899,019	$4,132,570
Commercial real estate	928,214	983,782
Commercial	519,055	132,903
Total	$7,346,288	$5,249,255

As of December 31, 2013, the residential portion of MSR was carried at approximately 88 basis points of the unpaid principal balance, compared with at 71 basis points as of December 31, 2012. Valuation inputs used in determining the fair value of MSR included:

	December 31,
	2013	2012
Key assumptions
Weighted average prepayment speed	9.3%	18.3%
Weighted average discount rate	10.2%	10.1%

STERLING FINANCIAL CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2013

7.  Property and Equipment:

The components of property and equipment are as follows:

	December 31,		Estimated
	2013	2012	Useful Life
	(in thousands)
Buildings and improvements	$71,736	$68,129	20-40 years
Furniture, fixtures, equipment and computer software	90,267	85,481	3-10 years
Leasehold improvements	21,813	17,893	5-20 years
	183,816	171,503
Less accumulated depreciation and amortization	(95,490)	(91,651)
	88,326	79,852
Land	13,284	13,998
Total property and equipment, net	$101,610	$93,850

8.        Goodwill and Other Intangible Assets:

Goodwill represents the excess of a purchase price over the net assets acquired.  The following table presents a roll-forward of Sterling’s goodwill:

	2013	2012
	(in thousands)
Beginning balance, January 1	$22,577	$0
Acquired	29,441	22,577
Ending Balance, December 31	$52,018	$22,577

Additions to goodwill during 2013 and 2012 have been allocated to the Community Banking segment. Goodwill is not amortized, but is reviewed for impairment at least annually. Other intangible assets at December 31, 2013 and December 31, 2012 were comprised of core deposit intangibles from various acquisitions, and other identifiable intangibles related to First Independent’s trust and wealth management business.

The following table provides details of other intangible assets:

	Gross Carrying Amount	Accumulated Amortization	Net Carrying Amount
	(in thousands)
December 31, 2013
Core deposit intangibles	$58,707	$44,652	$14,055
Other	1,800	294	1,506
	$60,507	$44,946	$15,561
December 31, 2012
Core deposit intangibles	$55,420	$38,029	$17,391
Other	1,800	119	1,681
	$57,220	$38,148	$19,072

STERLING FINANCIAL CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2013

The following table provides the projected core deposit and other intangibles amortization expense for the next five years:

Years ended:	Amount
(in thousands)
December 31, 2014	$3,859
December 31, 2015	2,779
December 31, 2016	1,606
December 31, 2017	1,447
December 31, 2018	1,314

9.  Deposits:

The following table sets forth the composition of Sterling’s deposits at the dates indicated:

	December 31,
	2013		2012
	Amount	%	Amount	%
	(in thousands)
Noninterest bearing transaction	$1,881,360	27%	$1,702,740	26%
Interest bearing transaction	791,943	11%	732,038	11%
Savings and MMDA	2,700,241	38%	2,262,369	36%
Time deposits	1,701,446	24%	1,738,970	27%
Total deposits	$7,074,990	100%	$6,436,117	100%

The following presents the contractual maturities of time deposits:

December 31, 2013
(in thousands)
Due within 1 year	$875,929
Due in 1 to 2 years	391,309
Due in 2 to 3 years	310,607
Due in 3 to 4 years	41,820
Due in 4 to 5 years	38,724
Due after 5 years	43,057
$1,701,446

STERLING FINANCIAL CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2013

The following presents the contractual maturities of time deposits with a minimum balance of $100,000:

December 31, 2013
(in thousands)
Three months or less	$142,676
After three months through six months	96,075
After six months through twelve months	251,201
After twelve months	533,341
$1,023,293

10.  Advances from Federal Home Loan Bank:

Sterling Bank has a secured credit line with the FHLB of Seattle. At December 31, 2013 and 2012, this credit line represented a total borrowing capacity of $2.84 billion and $1.93 billion, of which $1.70 billion and $1.32 billion was available, respectively. The advances from FHLB are repayable as follows:

	December 31, 2013		December 31, 2012
	Amount	Weighted Average Interest Rate	Amount	Weighted Average Interest Rate
	(in thousands)
Due within 1 year	$365,000	0.28%	$269,053	0.96%
Due in 1 to 2 years	265,550	0.51	55,000	0.72
Due in 2 to 3 years	335,142	0.74	50,550	0.64
Due in 3 to 4 years	123,000	1.45	50,196	0.68
Due in 4 to 5 years	50,495	1.20	123,000	1.45
Due after 5 years	6,916	7.00	57,531	1.90
	$1,146,103	0.68%	$605,330	1.08%

Only member institutions have access to advances from the Federal Home Loan Banks. As a condition of membership, Sterling is required to hold FHLB stock. As of December 31, 2013 and 2012, Sterling held $95.3 million and $97.5 million of FHLB stock, respectively, which is included as a component of other assets on the consolidated balance sheet. FHLB stock does not have a readily determinable fair value and the equity ownership rights are more limited than would be the case for ownership rights in a public company. FHLB stock is viewed as a long term investment and as a restricted investment security carried at cost. Sterling has evaluated its FHLB stock held at December 31, 2013, and determined there was no other-than-temporary impairment.  During 2013, the FHLB repurchased excess stock totaling $4.0 million, compared with $6.5 million repurchased during 2012.

11.  Securities Sold Under Repurchase Agreements:

Sterling sells securities under agreements to repurchase the same or similar securities (“repurchase agreements”). Repurchase agreements are financing arrangements, which Sterling reflects on its balance sheet. The obligations to repurchase securities sold are reflected as a liability, while the securities underlying these agreements are reflected as an asset. The risk of default under such agreements is limited by the financial strength of the counterparties and the level of borrowings relative to the market value of the pledged securities. At both December 31, 2013 and 2012, under repurchase agreements, Sterling had pledged as collateral $637.1 million and $738.6 million, respectively, of investments and MBS. The average balances of repurchase agreements were $535.5 million and $959.5 million during the years ended December 31, 2013 and 2012,

STERLING FINANCIAL CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2013

respectively. The maximum amount outstanding at any month end during these same periods was $587.4 million and $1.07 billion, respectively.

At December 31, 2013 and 2012, borrowings under repurchase agreements are contractually repayable as follows. Actual repayments may vary due to default and call provisions:

	December 31, 2013		December 31, 2012
	Amount	Weighted Average Interest Rate	Amount	Weighted Average Interest Rate
	(in thousands)
Due within 1 yr	$31,679	0.05%	$86,867	1.20%
Due within 2 yrs	50,000	2.47	0	0.00
Due within 3 yrs	0	0.00	50,000	2.47
Due within 4 yrs	400,000	4.08	0	0.00
Due within 5 yrs	50,000	2.62	400,000	4.08
Thereafter	0	0.00	50,000	2.62
	$531,679	3.55%	$586,867	3.18%

STERLING FINANCIAL CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2013

12.  Junior Subordinated Debentures:

Sterling has raised regulatory capital through the formation of trust subsidiaries that issued junior subordinated debentures, and has also assumed similar obligations through mergers with other financial institutions. The trusts are business trusts in which Sterling owns all of the common equity. The proceeds from the sale of the securities were used to purchase junior subordinated debentures issued by Sterling. Sterling’s obligations under the junior subordinated debentures and related documents, taken together, constitute a full and unconditional guarantee by Sterling of the trusts’ obligations. The junior subordinated debentures are treated as debt of Sterling. The junior subordinated debentures mature 30 years after issuance, and are redeemable, subject to certain conditions.  As of December 31, 2013, all of Sterling’s junior subordinated debentures were redeemable at par, at their applicable quarterly or semiannual interest payment dates.

Details of the junior subordinated debentures are as follows:

		Maturity	Next Interest	December 31, 2013
Subsidiary Issuer	Issue Date	Date	Payment Date	Rate		Amount
						(in thousands)
Sterling Capital Trust IX	July 2007	Oct 2037	Jan 2014	1.65%		$46,392
Sterling Capital Trust VIII	Sept 2006	Dec 2036	Mar 2014	1.87		51,547
Sterling Capital Trust VII	June 2006	June 2036	Mar 2014	1.77		56,702
Lynnwood Financial Statutory Trust II	June 2005	June 2035	Mar 2014	2.04		10,310
Sterling Capital Trust VI	June 2003	Sept 2033	Mar 2014	3.44		10,310
Sterling Capital Statutory Trust V	May 2003	June 2033	Mar 2014	3.50		20,619
Sterling Capital Trust IV	May 2003	May 2033	Feb 2014	3.39		10,310
Sterling Capital Trust III	April 2003	April 2033	Jan 2014	3.49		14,433
Lynnwood Financial Statutory Trust I	Mar 2003	Mar 2033	Mar 2014	3.40		9,429
Klamath First Capital Trust I	July 2001	July 2031	Jan 2014	4.15		15,247
				2.38	%*	$245,299

* Weighted average rate.

STERLING FINANCIAL CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2013

13. Earnings Per Share:

The following table presents the computations for basic and diluted earnings per common share:

	Years Ended December 31,
	2013	2012	2011
	(in thousands, except shares and per share amounts)
Numerator:
Net income	$93,641	$385,721	$39,133
Denominator:
Weighted average shares outstanding - basic	62,290,361	62,122,862	61,955,659
Dilutive securities outstanding	1,081,402	649,217	275,549
Weighted average shares outstanding - diluted	63,371,763	62,772,079	62,231,208
Earnings per share - basic	$1.50	$6.21	$0.63
Earnings per share - diluted	$1.48	$6.14	$0.63
Antidilutive securities outstanding (weighted average):
Stock options	64,797	13,792	16,511
Restricted shares	1,309	230	4,728
Total antidilutive securities outstanding	66,106	14,022	21,239

Sterling’s dilutive securities outstanding are comprised of warrants held by certain investors (see Note 17), and restricted stock units and stock options (see Note 16).

14.  Noninterest Expense:

The following table details the components of Sterling’s noninterest expense:

	Years Ended December 31,
	2013	2012	2011
	(in thousands)
Employee compensation and benefits	$181,544	$189,025	$171,643
Occupancy and equipment	39,935	42,930	39,878
Data processing	27,984	27,091	24,171
Professional fees	16,143	16,691	13,902
Depreciation	13,093	11,690	12,184
Merger and acquisition	10,837	11,976	1,012
Advertising	7,942	12,688	10,017
OREO operations	7,389	11,829	41,500
Amortization of other intangible assets	6,799	6,780	4,851
Travel and entertainment	5,911	5,756	5,420
FDIC insurance	5,827	7,493	14,328
Other	9,908	11,304	13,484
Total noninterest expense	$333,312	$355,253	$352,390

STERLING FINANCIAL CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2013

15. Income Taxes:

During 2013, Sterling recognized income tax expense of $37.9 million, reflecting a 29% effective tax rate. During 2012, an income tax benefit of $292.0 million was recognized, the result of reversing Sterling’s deferred tax asset valuation allowance. The effective tax rate for 2013 reflects permanent differences between book income and tax income from the Borrego acquisition bargain purchase gain, as well as tax exempt municipal bond and BOLI income. As of December 31, 2013, the net deferred tax asset was $284.1 million, including $242.3 million of net operating loss and tax credit carry-forwards, compared with $292.1 million as of December 31, 2012, including $274.0 million of net operating loss and tax credit carry-forwards.

The components of income tax expense (benefit) included in the consolidated statements of operations were as follows:

	Years Ended December 31,
	2013	2012	2011
	(in thousands)
Current income taxes:
Federal	$(27)	$(163)	$(248)
State	0	0	(27)
Total current income taxes	(27)	(163)	(275)

Deferred income taxes:
Federal	35,900	(269,968)	248
State	1,994	(21,912)	27
Total deferred income taxes	37,894	(291,880)	275
Total income tax (benefit) expense	$37,867	$(292,043)	$0

STERLING FINANCIAL CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2013

The tax effects of the principal temporary differences giving rise to deferred tax assets and liabilities were as follows:

	December 31,
	2013	2012
	(in thousands)
Deferred tax assets:
NOL carryforwards - federal	$206,841	$242,318
NOL carryforwards - state	19,831	21,443
Tax credits - federal	13,172	7,671
Tax credits - state	2,421	2,594
Allowance for losses on loans	54,951	61,385
Deferred compensation	13,727	10,760
Bonus accrual	4,901	4,670
Intangibles	4,591	2,284
Unrealized losses on available-for-sale securities	1,368	0
Purchase accounting premiums and discounts	3,470	2,087
Nonaccrual loans	2,543	1,931
Deferred rent	1,309	1,119
Other	1,143	3,394
Total deferred tax assets	330,268	361,656
Deferred tax liabilities:
Mortgage servicing rights	19,851	11,869
FHLB Seattle dividends	15,451	16,325
Deferred loan fees	6,799	5,867
Prepaid expenses	1,955	2,151
Fair value - loans held for sale	389	8,966
Unrealized gains on available-for-sale securities	0	22,627
ASC 740 (FIN 48) - temporary differences	0	5
Total deferred tax liabilities	44,445	67,810
Valuation allowance	(1,764)	(1,764)
Net deferred tax asset	$284,059	$292,082

As of December 31, 2013, the net operating loss carry-forwards represented the tax effect of $591.0 million of federal operating loss carry-forwards, $332.7 million of state operating loss carry-forwards, federal tax credits of $13.2 million, and state tax credits of $2.4 million.  These operating loss carry-forwards and tax credits expire between 2014 and 2032.

STERLING FINANCIAL CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2013

The following table summarizes the calculation of Sterling’s effective tax rates for the periods presented:

	Years Ended December 31,
	2013	2012	2011
Income tax provision at the federal statutory rate	35.0%	35.0%	35.0%
Tax effect of:
Deferred tax valuation allowance	0.0%	(347.8)%	(25.0)%
State taxes, net of federal benefit	3.5%	3.8%	0.0%
Tax-exempt interest	(1.8)%	(2.5)%	(6.3)%
Bank owned life insurance	(1.7)%	(3.2)%	(5.8)%
Tax credits	(2.4)%	0.0%	(1.6)%
Other, net	(3.7)%	3.2%	3.7%
Effective tax rate	28.9%	(311.5)%	0.0%

The following is a reconciliation of the beginning and ending amount of unrecognized tax positions for the periods presented:

	2013	2012	2011
	(in thousands)
Balance at January 1	$412	$525	$1,586
Additions - current year tax positions	70	70	75
Additions - prior year tax positions	0	0	0
Reductions - prior year tax positions	(55)	(183)	(1,136)
Balance at December 31	427	412	525
Accrued interest and penalties, net of tax effect at December 31	63	100	103
Total liability for unrecognized tax positions at December 31	$490	$512	$628

Sterling’s tax positions for the years 2009 through 2013 remain subject to review by federal and state taxing authorities. Realization of $490,000 of unrecognized tax liabilities would result in an unfavorable impact to the effective tax rate.

STERLING FINANCIAL CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2013

16. Stock Based Compensation:

The following table presents a summary of restricted stock unit activity during the periods:

	Shares	Weighted Average Grant Price
Balance, January 1, 2011	368,805	$18.24
Granted	130,021	17.18
Vested	(163,680)	18.50
Forfeited	(33,773)	16.63
Outstanding, December 31, 2011	301,373	$17.82

Balance, January 1, 2012	301,373	$17.82
Granted	305,157	20.06
Vested	(142,727)	19.44
Forfeited	(78,290)	17.02
Outstanding, December 31, 2012	385,513	$19.16

Balance, January 1, 2013	385,513	$19.16
Granted	253,378	22.27
Vested	(171,339)	18.14
Forfeited	(13,473)	19.63
Outstanding, December 31, 2013	454,079	$21.27

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2013

The following table presents a summary of stock option activity during the periods:

	Shares	Weighted Average Exercise Price
Balance, January 1, 2011	18,920	$1,357.97
Granted	0	0.00
Exercised	0	0.00
Expired	(2,600)	1,231.98
Forfeited	(520)	903.92
Outstanding, December 31, 2011	15,800	$1,393.65
Exercisable, December 31, 2011	14,011	$1,507.87

Balance, January 1, 2012	15,800	$1,393.65
Granted	0	0.00
Exercised	0	0.00
Expired	(1,211)	1,362.40
Forfeited	(2,190)	1,184.58
Outstanding, December 31, 2012	12,399	$1,433.63
Exercisable, December 31, 2012	11,996	$1,447.69

Balance, January 1, 2013	12,399	$1,433.63
Granted	245,847	21.69
Exercised	0	0.00
Expired	(5,524)	1,833.61
Forfeited	(96)	1,337.16
Outstanding, December 31, 2013	252,626	$50.87
Exercisable, December 31, 2013	77,301	$116.85

During the year ended December 31, 2013, the fair value of options granted were $1.6 million. The Black-Scholes option-pricing model was used in estimating the fair value of option grants. The weighted average assumptions used for 2013 grants were:

Year Ended December 31, 2013
Expected volatility	40%
Expected term (in years)	8.4
Expected dividend yield	3.28%
Risk free interest rate	1.55%

STERLING FINANCIAL CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2013

The following table presents the weighted average remaining contractual life and the aggregate intrinsic value for stock options as of the dates indicated:

	Stock Options
	Outstanding		Exercisable
	Weighted Average Life	Intrinsic Value	Weighted Average Life	Intrinsic Value
	(Dollars in thousands)
December 31, 2013	9.0 years	$3,046	8.4 years	$889
December 31, 2012	1.3 years	0	1.2 years	0

As of December 31, 2013, a total of 4,936,148 shares remained available for grant under Sterling’s 2007 and 2010 Long-Term Incentive Plans. Stock options outstanding have terms of six and 10 years. Stock based compensation expense recognized during the periods presented was as follows:

	Years Ended December 31,
	2013	2012	2011
	(in thousands)
Stock options	$692	$43	$268
Restricted stock	4,255	3,765	3,595
Total	$4,947	$3,808	$3,863

As of December 31, 2013, unrecognized equity compensation expense totaled $7.4 million as the underlying outstanding awards had not yet been earned. This amount will be recognized over a weighted average period of 2.6 years.

17. Shareholders’ Equity:

As of December 31, 2013 and 2012, Sterling had 10 million shares of preferred stock authorized, with no shares being issued and outstanding. As of December 31, 2013 and 2012, there were 151,515,151 shares of common stock authorized, with one class of common stock issued and outstanding at both dates. As of December 31, 2013, 62,363,741 shares of common stock were issued and outstanding.  As of December 31, 2012, 62,207,529 shares of common stock were outstanding, and 62,176,628 shares of common stock were issued. The common stock has no par value.

As of December 31, 2013, there were 2,902,566 warrants outstanding, with an exercise price of $13.13.  As of December 31, 2012, there were 2,749,044 warrants outstanding, with an exercise price of $13.86.  These warrants were issued as part of the 2010 recapitalization, and have an expiration date of August 26, 2017. Adjustments to the number and exercise price of these outstanding warrants occurred in 2013 and 2012 due to dividend distributions triggering an anti-dilutive provision.

18. Derivatives and Hedging:

Sterling enters into interest rate swap transactions with loan customers. The interest rate risk on these swap transactions is hedged by Sterling entering into offsetting interest rate swap agreements with various unaffiliated counterparties (“broker-dealers”). Both customer and broker-dealer related interest rate derivatives are carried at fair value, which includes consideration of counterparty credit risk.

As part of its mortgage banking activities, Sterling makes commitments to prospective borrowers on residential mortgage loan applications, which may have the interest rates locked for a period of 10 to 60 days or longer, if extended (“interest rate lock commitments”). The fair value of interest rate lock commitments presented in the table below has been adjusted to reflect the

STERLING FINANCIAL CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2013

expected fallout. These interest rate lock commitments, and loans held for sale that have not been committed to investors, give rise to interest rate risk. Sterling hedges the interest rate risk arising from these mortgage banking activities by entering into forward sales agreements on MBS with third parties (“forward commitments”).

Residential mortgage loans held for sale that were not committed to investors were $129.5 million and $419.1 million as of December 31, 2013 and December 31, 2012, respectively. The following table summarizes Sterling’s mortgage banking operations and interest rate swaps:

	December 31, 2013
		Fair Value
	Notional	Asset	Liability
	(in thousands)
Interest rate lock commitments, net	$99,215	$1,740	$0
Forward commitments	211,000	2,231	0
Interest rate swaps - broker-dealer	21,054	0	516
Interest rate swaps - customer	22,090	508	0

	December 31, 2012
		Fair Value
	Notional	Asset	Liability
	(in thousands)
Interest rate lock commitments, net	$242,061	$9,035	$0
Forward commitments	531,000	0	1,881
Interest rate swaps - broker-dealer	44,846	0	2,144
Interest rate swaps - customer	36,158	2,148	0

The fair value of these derivatives is included in other assets and liabilities, respectively. Gains and losses on Sterling’s mortgage banking derivative transactions are included in mortgage banking income, while gains and losses on Sterling’s interest rate swap agreements are included in other noninterest income. The following table sets forth these gains and losses:

	Years Ended December 31,
	2013	2012	2011
	(in thousands)
Mortgage banking operations	$(3,351)	$9,816	$(10,297)
Other noninterest income	143	(553)	61

Also included in mortgage banking income, was income from loan servicing of $10.3 million and $383,000 for the years ended December 31, 2013 and 2012, respectively, and a loss on loan servicing of $3.2 million for 2011.

STERLING FINANCIAL CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2013

19. Offsetting Assets and Liabilities:

Certain derivatives and repurchase agreements are subject to net settlement. Depending on the governing disclosure rules or elections made by management, amounts are presented gross or net on the balance sheet. The following summarizes Sterling’s interest rate swaps and securities sold under repurchase agreements, all of which Sterling presents on a gross basis on its balance sheet:

	Amount	Amount Offset on Balance	Amount Presented on	Pledged Collateral on Balance Sheet		Net
	Recognized	Sheet	Balance Sheet	Securities	Cash	Position
	(in thousands)
December 31, 2013
Assets
Interest rate swaps	$508	$0	$508	$0	$0	$508
Total	$508	$0	$508	$0	$0	$508
Liabilities
Securities sold under repurchase agreements	$531,679	$0	$531,679	$531,679	$0	$0
Interest rate swaps	516	0	516	0	516	0
Total	$532,195	$0	$532,195	$531,679	$516	$0
December 31, 2012
Assets
Interest rate swaps	$2,148	$0	$2,148	$0	$0	$2,148
Total	$2,148	$0	$2,148	$0	$0	$2,148
Liabilities
Securities sold under repurchase agreements	$586,867	$0	$586,867	$586,867	$0	$0
Interest rate swaps	2,144	0	2,144	0	2,144	0
Total	$589,011	$0	$589,011	$586,867	$2,144	$0

Sterling’s cash, and investments and MBS included cash and securities pledged against its interest rate swap and securities sold under repurchase agreements liabilities.

20. Commitments and Contingencies:

Sterling is a party to financial instruments with off-balance sheet risk in the normal course of business to meet the financing needs of its customers. These financial instruments include commitments to originate and purchase loans, provide funds under existing lines of credit, and include forward loan sale agreements to mortgage brokers. Commitments, which are disbursed subject to certain limitations, extend over various periods of time, with the majority of funds being disbursed within a twelve-month period. The undisbursed balances and other commitments as of the dates indicated are summarized as follows:

STERLING FINANCIAL CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2013

	December 31,
	2013	2012
	(in thousands)
Undisbursed loan funds - construction loans	$29,259	$16,499
Undisbursed lines of credit - commercial loans	571,889	524,065
Undisbursed lines of credit - consumer loans	520,844	399,691
Firm commitments to sell loans	7,502	28,485

As of December 31, 2013 and 2012, Sterling had approximately $19.2 million and $17.5 million of commercial and standby letters of credit outstanding, respectively. During the years ended December 31, 2013 and 2012, Sterling collected approximately $141,000 and $180,000 in fees from these off-balance sheet arrangements.

Future minimum rental commitments as of December 31, 2013, under non-cancelable operating leases with initial or remaining terms of more than one year, are as follows:

Amount
(in thousands)
Years ended:
December 31, 2014	$15,970
December 31, 2015	13,391
December 31, 2016	10,807
December 31, 2017	8,448
December 31, 2018	7,311
Thereafter	25,480
$81,407

Rent expense recorded for the years ended December 31, 2013, 2012 and 2011 was $17.0 million, $16.3 million and $15.2 million, respectively.

Merger Agreement. On September 11, 2013, Sterling entered into a definitive agreement to merge (the “Merger”) with and into Umpqua Holdings Corporation (“Umpqua”), with headquarters in Portland, Oregon. Immediately after the Merger, Sterling Bank will merge with and into Umpqua Bank, an Oregon state chartered bank and wholly owned subsidiary of Umpqua. Upon completion of the mergers, the combined company will operate under the Umpqua Bank name and brand. The transaction is expected to be completed in the second quarter of 2014, subject to regulatory approval and other customary closing conditions. Under the terms of the Merger, Sterling shareholders will receive 1.671 shares of Umpqua common stock and $2.18 in cash, without interest, for each share of Sterling common stock.  On February 25, 2014, the shareholders of both Sterling and Umpqua approved the Merger.

Merger Litigation. Sterling, its directors and Umpqua are named as defendants in three lawsuits pending in the Superior Court of Washington in and for Spokane County, which have been consolidated under the caption In re Sterling Financial Corp. Merger Litigation, Lead No. 13-2-03848-4. The consolidated litigation generally alleges that the directors of Sterling breached their duties to the Sterling shareholders by approving the Merger, failing to take steps to maximize shareholder value, engaging in a flawed sales process, and agreeing to deal protection provisions in the merger agreement that are alleged to unduly favor Umpqua. Umpqua is alleged to have aided and abetted the alleged breaches of duty. The consolidated litigation also alleges that the disclosures approved by the Sterling board in connection with the Merger and the vote thereon are false and misleading in various respects. As relief, the complaints seek, among other things, an injunction against consummation of the Merger, rescission of the Merger if it is effected, damages in an unspecified amount, and the payment of plaintiffs’ attorneys’ fees and

STERLING FINANCIAL CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2013

costs. The defendants believe that the lawsuits are without merit. On January 16, 2014 the parties to the consolidated litigation entered into a memorandum of understanding to settle the consolidated litigation (such memorandum including plaintiffs’ agreement to stay the consolidated litigation, except for proceedings relating to the settlement), subject to court approval and other customary conditions, including the execution of definitive documentation. The proposed settlement covers all holders of Sterling common stock (other than the defendants and their immediate families, heirs and assigns) from and including November 1, 2012 until the consummation of the Merger. The proposed settlement provides for the defendants to make certain additional disclosures, which were included in the proxy statement/prospectus that was mailed to Sterling shareholders in connection with the special meeting at which the Merger was approved. The proposed settlement does not provide for any other consideration from the defendants, including any monetary consideration (other than potentially attorneys’ fees as described in the following paragraph). Sterling shareholders who are members of the proposed settlement class will, at a later date, receive written notice containing the full terms of the proposed settlement and proposed release of class claims and related matters.

In the event that the parties enter into a settlement, a hearing will be scheduled at which the Superior Court of Washington in and for Spokane County will consider the fairness, reasonableness, and adequacy of the settlement. If the settlement is finally approved by the court, it will resolve and release all claims in the consolidated litigation that were or could have been brought challenging any aspect of the proposed Merger, the merger agreement and the transactions contemplated thereby, and any disclosure made in connection therewith (but excluding dissenters’ rights pursuant to Chapter 23B.13 of the WBCA), among other claims, pursuant to terms that will be disclosed to shareholders prior to final approval of the settlement. In addition, in connection with the settlement, the parties contemplate that plaintiffs’ counsel will file a petition in the Superior Court of Washington in and for Spokane County for an award of attorneys’ fees and expenses to be paid by Sterling or its successor, which the defendants may oppose. Sterling or its successor will pay or cause to be paid any attorneys’ fees and expenses awarded by the Superior Court of Washington in and for Spokane County. There can be no assurance that the parties will ultimately enter into a settlement or that the Superior Court of Washington in and for Spokane County will approve the settlement even if the parties were to enter into such stipulation. In such event, the proposed settlement as contemplated by the memorandum of understanding may be terminated. Sterling management believes the proposed settlement will have no adverse material impact on Sterling.

Neither the memorandum of understanding nor the ultimate settlement is, and neither should be construed as, an admission of wrongdoing or liability by any defendant. Sterling, its directors and Umpqua continue to believe that the consolidated litigation is without merit and vigorously deny the allegations that Sterling’s directors breached their fiduciary duties.

Securities Class Action Litigation. On December 11, 2009, a putative securities class action complaint, captioned City of Roseville Employees’ Retirement System v. Sterling Financial Corp., et al., No. CV 09-00368-EFS, was filed in the United States District Court for the Eastern District of Washington against Sterling and certain of its current and former officers.  The Court appointed City of Roseville Employees’ Retirement System as lead plaintiff on March 9, 2010.  On June 18, 2010, lead plaintiff filed a consolidated complaint alleging that the defendants violated sections 10(b) and 20(a) of the Securities Exchange Act of 1934 and SEC Rule 10b-5 by making false and misleading statements concerning our business and financial results.  The consolidated complaint purported to be brought on behalf of a class of persons who purchased or otherwise acquired Sterling’s stock during the period from July 23, 2008 to October 15, 2009.  The consolidated complaint alleged that defendants violated Sections 10(b) and 20(a) of the Securities Exchange Act of 1934 by failing to disclose the extent of Sterling’s delinquent commercial real estate, construction and land development loans, properly record losses for impaired loans, and properly reserve for loan losses, thereby causing Sterling’s stock price to be artificially inflated during the purported class period.  Plaintiffs sought unspecified damages and attorneys’ fees and costs.  On August 30, 2010, Sterling moved to dismiss the Complaint.  On March 2, 2011, after complete briefing, the court held a hearing on the motion to dismiss.  On August 5, 2013, the court granted the motion to dismiss without prejudice.  On October 11, 2013, the lead plaintiff filed an amended consolidated complaint.  The amended consolidated complaint names the same defendants, specifies the same class period, alleges the same violations of Sections 10(b) and 20(a) of the Securities Exchange Act of 1934, and seeks the same relief.  The amended consolidated complaint contains similar allegations of improper disclosure regarding Sterling’s lending practices, status of loans and reserving and accounting for loans. On January 24, 2014, Sterling moved to dismiss the amended

STERLING FINANCIAL CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2013

consolidated complaint. Sterling believes the lawsuit is without merit and continues to vigorously defend against it. Failure by Sterling to obtain a favorable resolution of the claims set forth in the complaint could have a material adverse effect on our business, results of operations and financial condition. Currently, a loss resulting from these claims is not considered probable or reasonably estimable in amount.

Additionally, Sterling is involved in ongoing litigation, primarily related to its normal business operations. When establishing a liability for contingent litigation losses, Sterling determines a range of potential losses for each matter that is both probable and estimable, and records the amount it considers to be the best estimate within the range. For these matters and others where an unfavorable outcome is reasonably possible but not probable, there is no estimable range of possible losses. Sterling believes that the eventual outcome from these cases will not, individually or in the aggregate, have a material adverse effect on its consolidated financial position.

21. Benefit Plans:

Sterling maintains an employee savings plan under Section 401(k) of the Internal Revenue Code. Substantially all employees are eligible to participate in the plan subject to certain requirements. Under the plan, employees may elect to contribute up to 10% of their salary, and Sterling will make a matching contribution equal to 35% of the employee’s contribution. Each employee may make a supplemental contribution of an additional 65% of their salary. All employee contributions vest immediately and, if applicable, employer contributions vest over the employee’s first three years of employment. Employees have the option of investing their contributions among selected mutual funds and Sterling common stock. Sterling contributed $3.3 million during 2013, $2.9 million during 2012 and $2.8 million during 2011 to the employee savings plan.

Sterling sponsors supplemental executive retirement plans (“SERPs”).  Sterling maintains and administers additional SERPs from past acquisitions.  The SERPs are nonqualified, unfunded plans that are designed to provide retirement benefits for certain current and former key employees. All amounts and benefits were established and accrued at acquisition either by previous service or change of control clauses. Sterling continues to administer these benefit plans, as necessary. Sterling had recognized $1.1 million, $1.2 million, and $1.1 million for the years ended December 31, 2013, 2012 and 2011 in expenses related to the SERPs.  As of December 31, 2013 and 2012, Sterling had $21.4 million and $19.6 million, respectively accrued for the SERPs.

In 2006, Sterling adopted a nonqualified deferred compensation plan (the “2006 DCP”) which is primarily funded through employee deferral contributions. The 2006 DCP is designed to retain and attract key employees while serving as a vehicle to assist participants in deferring current compensation to a time when taxes may be at a more personally beneficial rate and aid in saving for long-term financial needs. Participation in the 2006 DCP is limited to Directors and a select group of management or highly compensated employees as determined by the plan Committee.  No employer contributions have been made to the 2006 DCP. Sterling had $202,000, $172,000, and $94,000 of net expenses related to the 2006 DCP for the years ended December 31, 2013, 2012 and 2011, respectively. As of December 31, 2013 and 2012, Sterling had an accrued liability for the 2006 DCP of $4.4 million and $4.3 million, respectively.

During 2011, Sterling initiated an Employee Stock Purchase Plan (“ESPP”). Employees are eligible to participate in the ESPP, with share purchases discounted from 0% - 15% from the closing price of Sterling’s common stock on the last day of the semiannual offering period.  The applicable discount for 2013 and 2012 was 15%. During 2013 and 2012, 36,188 shares and 38,926 shares, respectively were issued under the plan, leaving 1,924,886 shares available for future purchase as of December 31, 2013.

22. Fair Value:

Fair value estimates are determined as of a specific date using quoted market prices, where available, or various assumptions and estimates. As the assumptions underlying these estimates change, the fair value of the financial instruments will change. The use of assumptions and various valuation techniques, as well as the absence of secondary markets for certain financial

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2013

instruments, will likely reduce the comparability of fair value disclosures between financial institutions. Accordingly, the aggregate fair value amounts presented do not represent and should not be construed to represent the full underlying value of Sterling.

The carrying amounts and fair values of financial instruments as of the periods indicated were as follows. Other assets are comprised of FHLB stock and derivatives, while other liabilities are comprised of derivatives:

		December 31, 2013		December 31, 2012
	Level	Carrying Amount	Fair Value	Carrying Amount	Fair Value
		(in thousands)
Financial assets:
Cash and cash equivalents	1	$545,435	$545,435	$331,550	$331,550
Investments and MBS:
Available for sale	2	1,429,812	1,429,812	1,513,157	1,513,157
Held to maturity	2	165	165	206	206
Loans held for sale	2	138,952	138,952	465,983	465,983
Loans receivable, net	3	7,331,228	7,344,637	6,101,749	6,154,296
Mortgage servicing rights, net	3	60,100	75,017	32,420	32,420
Other assets (1)	2	99,756	99,756	108,642	108,642
Financial liabilities:
Non-maturity deposits	2	5,373,544	5,373,544	4,697,147	4,697,147
Deposits with stated maturities	2	1,701,446	1,717,039	1,738,970	1,768,818
Borrowings	2	1,923,081	1,845,614	1,437,491	1,457,911
Other liabilities	2	516	516	4,025	4,025

(1) Other assets includes FHLB stock. As of December 31, 2013 and December 31, 2012, FHLB stock was carried at $95.3 million and $97.5 million, respectively.

Companies have the option of carrying financial assets and liabilities at fair value, which can be implemented on all or individually selected financial instruments. The framework for defining and measuring fair value requires that one of three valuation methods be used to determine fair market value: the market approach, the income approach or the cost approach. To increase consistency and comparability in fair value measurements and related disclosures, the standard also creates a fair value hierarchy to prioritize the inputs to these valuation methods into the following three levels:

•                   Level 1 inputs are a select class of observable inputs, based upon the quoted prices for identical instruments in active markets that are accessible as of the measurement date, and are to be used whenever available.

•                   Level 2 inputs are other types of observable inputs, such as quoted prices for similar instruments in active markets; quoted prices for identical or similar instruments in markets that are inactive; or other inputs that are observable or can be derived from or supported by observable market data. Level 2 inputs are to be used whenever Level 1 inputs are not available.

•                  Level 3 inputs are substantially unobservable, reflecting the reporting entity’s own assumptions regarding what market participants would assume when pricing a financial instrument. Level 3 inputs are to be used only when Level 1 and Level 2 inputs are unavailable.

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2013

The methods and assumptions used to estimate the fair value of certain financial instruments are as follows:

Cash and Cash Equivalents.  The carrying value of cash and cash equivalents approximates fair value due to the relatively short-term nature of these instruments.

Investments and MBS.  The fair value of investments and MBS are provided by a third-party pricing service. These valuations are based on market data using pricing models that vary by asset class and incorporate available current trade, bid and other market information, and for structured securities, cash flow and loan performance data. The pricing processes utilize benchmark curves, benchmarking of similar securities, sector groupings, and matrix pricing. Option adjusted spread models are also used to assess the impact of changes in interest rates and to develop prepayment scenarios. All models and processes used take into account market convention.

Loans Held for Sale.  Sterling has elected to carry residential loans held for sale at fair value. The fair values of residential loans are based on investor quotes in the secondary market, determined by the fair value of options and commitments to sell or issue mortgage loans. The fair value election was made to match changes in the value of these loans with the value of their economic hedges. Loan origination fees, costs and servicing rights, which were previously deferred on these loans, are now recognized as part of the loan value at origination. Nonresidential loans held for sale are carried at the lower of cost or market (“LOCOM”) due to the frequency of these loan sale transactions, as well as the availability of market data for these loan types.

Loans Receivable.  The fair value of performing loans is estimated by discounting the cash flows using interest rates that consider the current credit and interest rate risk inherent in the loans and current economic and lending conditions and does not incorporate the exit price concept of fair value. Certain residential mortgage loans that were previously classified as held for sale are carried at fair value because at origination Sterling elected to carry these loans at fair value. The fair value of these loans is based on current market rates with various discounts applied to each individual loan. The fair value of nonperforming collateral-dependent loans is estimated based upon the value of the underlying collateral. The fair value of other nonperforming loans is estimated by discounting management’s current estimate of future cash flows using a rate estimated to be commensurate with the risks involved. Changes in the various inputs in the fair value of nonperforming loans will have a significant impact on the fair value.

Mortgage Servicing Rights.  The fair value of mortgage servicing rights is estimated using a discounted cash flow model to arrive at the net present value of expected earnings from the servicing of the loans. Model inputs include prepayment speeds, market interest rates, contractual interest rates on the loans being serviced, the amount of other fee income generated and other factors. The fair value of mortgage servicing rights is impacted by any changes in these inputs.

Deposits.  The fair values of deposits subject to immediate withdrawal such as interest and noninterest bearing checking, regular savings, and money market deposit accounts, are equal to the amounts payable on demand at the reporting date. Fair values for time deposits are estimated by discounting future cash flows using interest rates currently offered on time deposits with similar remaining maturities.

Borrowings.  The carrying amounts of short-term borrowings under repurchase agreements, federal funds purchased, short-term FHLB advances and other short-term borrowings approximate their fair values due to the relatively short period of time between the origination of the instruments and the expected payment dates on the instruments. The fair value of long-term FHLB advances and other long-term borrowings is estimated using discounted cash flow analysis based on Sterling’s current incremental borrowing rates for similar types of borrowing arrangements with similar remaining terms.

Derivatives.  Interest rate lock commitments and forward commitments valuations are estimated using quoted market prices for similar instruments. Fair values for the interest rate swaps are based on the present value differential between the fixed interest rate payments and the floating interest rate payments as projected by the forward interest rate curve, over the term of the swap, with the recorded amount net of any credit valuation adjustments.

STERLING FINANCIAL CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2013

Assets and Liabilities Measured at Fair Value on a Recurring Basis

The following table presents Sterling’s financial instruments that are measured at fair value on a recurring basis:

	Total	Level 1	Level 2	Level 3
	(in thousands)
December 31, 2013
Investment securities available for sale:
MBS	$1,239,900	$0	$1,239,900	$0
Municipal bonds	189,690	0	189,690	0
Other	222	0	222	0
Total investment securities available for sale	1,429,812	0	1,429,812	0
Loans held for sale	138,952	0	138,952	0
Loans receivable, net	26,462	0	0	26,462
Other assets - derivatives	4,479	0	4,479	0
Total assets	$1,599,705	$0	$1,573,243	$26,462
Other liabilities - derivatives	516	0	516	0
Total liabilities	$516	$0	$516	$0
December 31, 2012
Investment securities available for sale:
MBS	$1,308,838	$0	$1,308,838	$0
Municipal bonds	204,306	0	204,306	0
Other	13	0	13	0
Total investment securities available for sale	1,513,157	0	1,513,157	0
Loans held for sale	465,983	0	465,983	0
Loans receivable, net	23,177	0	0	23,177
Other assets - derivatives	11,183	0	11,183	0
Total assets	$2,013,500	$0	$1,990,323	$23,177
Contingent consideration	15,442	$0	$0	$15,442
Other liabilities - derivatives	4,025	0	4,025	0
Other liabilities - derivatives	$19,467	$0	$4,025	$15,442

The following table presents the changes in fair value for loans receivable measured at fair value on a recurring basis using Level 3 inputs:

	Years Ended December 31,
	2013	2012
	(in thousands)
Beginning balance	$23,177	$12,776
Transfers from held for sale	16,060	14,450
Principal payments and payoffs	(11,511)	(3,515)
Valuation adjustments	(1,264)	(534)
Ending balance	$26,462	$23,177

STERLING FINANCIAL CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2013

Differences between the aggregate fair value and the aggregate unpaid principal balance of loans receivable carried at fair value were $1.3 million, and $534,000 during the years ended December 31, 2013, and 2012, respectively, and were included in income from mortgage banking operations. Valuation adjustments were based on current market rates for comparable loans, in addition to discounts applied based on specific loan characteristics.

Contingent consideration represents the estimated liability for additional payments related to the First Independent transaction based on the application of a discounted cash flow methodology.  The following table presents a roll-forward of contingent consideration.

	Years Ended December 31,
	2013	2012
	(in thousands)
Beginning balance	$15,442	$0
Additions	0	11,700
Valuation adjustments	1,395	3,742
Payout	(16,837)	0
Ending balance	$0	$15,442

Valuation adjustments are included in noninterest expense within merger and acquisition expense. The final contingent consideration payment was made in the third quarter of 2013.

Derivatives include mortgage banking interest rate lock and loan delivery commitments, and interest rate swaps. See Note 11 for a further discussion of these derivatives. The differences between the aggregate fair value and the aggregate unpaid principal balance of loans held for sale that are carried at fair value were included in earnings as follows:

	Years Ended December 31,
	2013	2012
	(in thousands)
Mortgage banking operations	$(17,299)	$11,447

STERLING FINANCIAL CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2013

Assets and Liabilities Measured at Fair Value on a Non-recurring Basis

Sterling may be required to measure certain assets at fair value on a non-recurring basis from application of LOCOM accounting or write-downs of individual assets. The following table presents the carrying value for these assets as of the dates indicated:

	December 31, 2013				Gains
	Total Carrying Value	Level 1	Level 2	Level 3	(Losses) During the Year Ended
	(in thousands)
Loans	$118,037	$0	$0	$118,037	$(15,352)
OREO	522	0	0	522	(930)
Mortgage servicing rights	60,100	0	0	60,100	6,948

	December 31, 2012				Losses During the Year
	Total Carrying Value	Level 1	Level 2	Level 3	Ended December 31, 2012
	(in thousands)
Loans	$172,172	$0	$0	$172,172	$(27,649)
OREO	18,074	0	0	18,074	(1,296)
Mortgage servicing rights	32,420	0	0	32,420	(230)

The loans disclosed above represent the net balance of loans as of period end that have been individually evaluated for impairment during the years ended December 31, 2013 and 2012, with the losses comprised of charge-offs and increases in the specific reserve. OREO represents the carrying value of properties for which a specific reserve was recorded during the periods presented as a result of updated appraisals subsequent to foreclosure. The appraisals may use comparable sales and income approach valuation methods and may be adjusted to reflect current market or property information. In addition to the loan and OREO losses disclosed above, charge-offs at foreclosure for properties held as of period end totaled $884,000 and $3.9 million for the years ended December 31, 2013 and 2012, respectively. Fair value adjustments to the mortgage servicing rights were mainly due to market derived assumptions associated with mortgage prepayment speeds. Sterling carries its mortgage servicing rights at LOCOM, and they are accordingly measured at fair value on a non-recurring basis. Qualitative information regarding the fair value measurements for Level 3 financial instruments are as follows:

December 31, 2013
	Method	Inputs
Loans	Income, Market, Comparable Sales, Discounted Cash Flows	External appraised values; probability weighting of broker price opinions; management assumptions regarding market trends or other relevant factors; selling costs ranging from 4.5% to 9%.
OREO	Income, Market, Comparable Sales, Discounted Cash Flows	External appraised values; probability weighting of broker price opinions; management assumptions regarding market trends or other relevant factors; selling costs ranging from 4.5% to 9%.
Mortgage servicing rights	Discounted Cash Flow	Weighted average prepayment speed: residential 9.3%, commercial 11.7%; weighted average discount rate: residential 10.2%, commercial 15.7%.

STERLING FINANCIAL CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2013

23. Regulatory Capital:

The following table sets forth the respective regulatory capital positions for Sterling and Sterling Bank:

	Actual		Adequately Capitalized		Well-Capitalized
	Amount	Ratio	Amount	Ratio	Amount	Ratio
	(in thousands)
As of December 31, 2013
Tier 1 leverage ratio
Sterling	$1,138,988	11.6%	$393,693	4.0%	$492,117	5.0%
Sterling Bank	1,112,281	11.3%	393,604	4.0%	492,005	5.0%
Tier 1 risk-based capital ratio
Sterling	1,138,988	14.9%	306,509	4.0%	459,764	6.0%
Sterling Bank	1,112,281	14.5%	306,681	4.0%	460,021	6.0%
Total risk-based capital ratio
Sterling	1,235,422	16.1%	613,018	8.0%	766,273	10.0%
Sterling Bank	1,208,768	15.8%	613,361	8.0%	766,701	10.0%
As of December 31, 2012
Tier 1 leverage ratio
Sterling	1,115,834	12.1%	367,909	4.0%	459,886	5.0%
Sterling Bank	1,100,443	12.0%	368,053	4.0%	460,066	5.0%
Tier 1 risk-based capital ratio
Sterling	1,115,834	17.5%	255,750	4.0%	383,625	6.0%
Sterling Bank	1,100,443	17.2%	255,875	4.0%	383,812	6.0%
Total risk-based capital ratio
Sterling	1,196,773	18.7%	511,499	8.0%	639,374	10.0%
Sterling Bank	1,181,421	18.5%	511,749	8.0%	639,687	10.0%

24. Segment Information:

Sterling’s operations are divided into two primary business segments that represent its core businesses:

•                  Community Banking - providing traditional banking services through the retail banking, private banking and commercial banking groups, including the originating and servicing of commercial real estate, owner occupied CRE and C&I loans.

•                  Home Loan Division - originating and selling residential real estate loans through its mortgage banking operations, on both a servicing-retained and servicing-released basis.

The Other and Eliminations caption represents holding company-level transactions and intercompany eliminations. In 2012, Sterling combined its Commercial Real Estate and Community Banking segments to improve how it made decisions and measured the segments’ performance. Segment results for the 2011 comparable period have been restated to reflect current period presentation.

STERLING FINANCIAL CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2013

	As of and for the Year Ended December 31, 2013
	Community Banking	Home Loan Division	Other and Eliminations	Total
	(in thousands)
Interest income	$352,907	$26,114	$0	$379,021
Interest expense	49,634	0	5,153	54,787
Net interest income	303,273	26,114	(5,153)	324,234
Provision for credit losses	0	0	0	0
Noninterest income	73,380	67,670	(464)	140,586
Noninterest expense	246,185	80,592	6,535	333,312
Income (loss) before income taxes	$130,468	$13,192	$(12,152)	$131,508
Total assets	$10,147,510	$144,403	$27,336	$10,319,249

	As of and for the Year Ended December 31, 2012
	Community Banking	Home Loan Division	Other and Eliminations	Total
	(in thousands)
Interest income	$360,901	$28,299	$0	$389,200
Interest expense	78,004	0	6,518	84,522
Net interest income	282,897	28,299	(6,518)	304,678
Provision for credit losses	9,980	20	0	10,000
Noninterest income	46,433	108,391	(571)	154,253
Noninterest expense	266,486	92,742	(3,975)	355,253
Income (loss) before income taxes	$52,864	$43,928	$(3,114)	$93,678
Total assets	$8,754,170	$477,127	$5,613	$9,236,910

	As of and for the Year Ended December 31, 2011
	Community Banking	Home Loan Division	Other and Eliminations	Total
	(in thousands)
Interest income	$387,365	$16,927	$0	$404,292
Interest expense	102,963	0	6,134	109,097
Net interest income	284,402	16,927	(6,134)	295,195
Provision for credit losses	56,507	71	(26,578)	30,000
Noninterest income	76,337	48,865	1,126	126,328
Noninterest expense	295,139	58,979	(1,728)	352,390
Income (loss) before income taxes	$9,093	$6,742	$23,298	$39,133
Total assets	$9,219,398	$2,594	$(28,755)	$9,193,237

STERLING FINANCIAL CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2013

25. Parent Company Only Financial Information:

The following parent company-only financial information should be read in conjunction with the other notes to consolidated financial statements. The accounting policies for the parent company-only financial statements are the same as those used in the presentation of the consolidated financial statements other than the parent company-only financial statements account for the parent company’s investments in its subsidiaries under the equity method.

Parent Only Balance Sheets

	December 31,
	2013	2012
	(in thousands)
Assets:
Cash and cash equivalents	$29,881	$24,443
Investments in subsidiaries:
Sterling Bank	1,416,724	1,417,025
Other subsidiaries	8,271	8,307
Other assets	15,463	20,755
Total assets	$1,470,339	$1,470,530
Liabilities and Shareholders’ Equity:
Accrued expenses payable	$7,454	$3,072
Junior subordinated debentures	245,299	245,294
Due to affiliates	1,639	4,241
Shareholders’ equity	1,215,947	1,217,923
Total liabilities and shareholders’ equity	$1,470,339	$1,470,530

Parent Only Statements of Operations

(in thousands)

	Years Ended December 31,
	2013	2012	2011
	(in thousands)
Interest income	$216	$268	$300
Interest expense	6,034	6,785	6,433
Net interest expense	(5,818)	(6,517)	(6,133)
Equity in net earnings of subsidiary	104,497	380,294	50,961
Noninterest expenses	11,090	5,385	5,699
Income before income taxes	87,589	368,392	39,129
Income tax benefit	6,052	17,329	4
Net income	$93,641	$385,721	$39,133

STERLING FINANCIAL CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2013

Parent Only Statements of Cash Flows

	Years Ended December 31,
	2013	2012	2011
	(in thousands)
Cash flows from operating activities:
Net income	$93,641	$385,721	$39,133
Adjustments to reconcile net income to net cash used in operating activities	(102,676)	(412,528)	(42,051)
Net cash used in operating activities	(9,035)	(26,807)	(2,918)
Cash flows from investing activities:
Investments in subsidiaries, net	0	0	0
Dividends from subsidiary	72,800	52,600	0
Net cash provided by investing activities	72,800	52,600	0
Cash flows from financing activities:
Net proceeds from stock issuances	868	3,791	0
Dividends paid	(59,195)	(49,743)	0
Net cash used in financing activities	(58,327)	(45,952)	0
Net change in cash and cash equivalents	5,438	(20,159)	(2,918)
Cash and cash equivalents, beginning of year	24,443	44,602	47,520
Cash and cash equivalents, end of year	$29,881	$24,443	$44,602

26.  Quarterly Financial Data (Unaudited):

The following tables present Sterling’s condensed operations on a quarterly basis for the years ended December 31, 2013 and 2012:

	2013 Quarters Ended
	March 31	June 30	September 30	December 31
	(in thousands, except per share amounts)
Interest income	$90,757	$94,017	$96,444	$97,803
Interest expense	13,863	13,603	13,896	13,425
Net interest income	76,894	80,414	82,548	84,378
Provision for credit losses	0	0	0	0
Net interest income after provision	76,894	80,414	82,548	84,378
Noninterest income	37,566	42,003	31,890	29,127
Noninterest expenses	81,929	81,678	85,334	84,371
Income before income taxes	32,531	40,739	29,104	29,134
Income tax benefit	(9,853)	(12,978)	(8,056)	(6,980)
Net income	22,678	27,761	21,048	22,154
Earnings per share - basic	$0.36	$0.45	$0.34	$0.36
Earnings per share - diluted	$0.36	$0.44	$0.33	$0.35
Weighted average shares outstanding - basic	62,242,183	62,289,437	62,309,270	62,319,497
Weighted average shares outstanding - diluted	63,004,784	63,107,913	63,461,018	63,613,271

STERLING FINANCIAL CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2013

	2012 Quarters Ended
	March 31	June 30	September 30	December 31
	(in thousands, except per share amounts)
Interest income	$97,965	$100,990	$95,991	$94,254
Interest expense	23,612	22,080	20,683	18,147
Net interest income	74,353	78,910	75,308	76,107
Provision for credit losses	4,000	4,000	2,000	0
Net interest income after provision	70,353	74,910	73,308	76,107
Noninterest income	31,587	44,741	46,698	31,227
Noninterest expenses	88,649	87,607	89,408	89,589
Income before income taxes	13,291	32,044	30,598	17,745
Income tax benefit	0	288,842	0	3,201
Net income	13,291	320,886	30,598	20,946
Earnings per share - basic	$0.21	$5.17	$0.49	$0.34
Earnings per share - diluted	$0.21	$5.13	$0.49	$0.33
Weighted average shares outstanding - basic	62,078,404	62,112,936	62,139,833	62,159,683
Weighted average shares outstanding - diluted	62,682,987	62,610,054	62,845,864	62,867,030

27.  Subsequent Event:

On February 19, 2014 Sterling entered into a definitive agreement for the sale of six depository branches located in Coos County and Douglas County, Oregon to Banner Bank (“Banner”), a wholly owned subsidiary of Banner Corporation.  The branches are being divested in connection with the Merger pursuant to agreements with the United States Department of Justice and the Federal Reserve Board. Under the terms of the agreement, Sterling Bank will pay a negative premium of approximately $7.0 million for Banner to acquire approximately $226 million of deposits and $95 million of performing loans. This transaction is subject to completion of the Merger, regulatory approval and other customary closing conditions, and is expected to be completed during the second quarter of 2014.